EXHIBIT 4.1

Published CUSIP Numbers:
Deal CUSIP: 42330QAH8
Revolving Credit Facility CUSIP: 42330QAJ4
Term Facility CUSIP: 42330QAK1

AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of June 30, 2017
among
HELIX ENERGY SOLUTIONS GROUP, INC.,
as the Borrower,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and
L/C Issuer,
WELLS FARGO BANK, N.A.,
as Syndication Agent,
ING CAPITAL LLC
AND REGIONS BANK,
as Co-Documentation Agents,
and
The Other Lenders Party Hereto
MERRILL LYNCH, PIERCE FENNER & SMITH INCORPORATED
AND WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Book Managers

Page

ARTICLE I.	DEFINITIONS AND ACCOUNTING TERMS	1
1.01.	Defined Terms	1
1.02.	Other Interpretive Provisions	37
1.03.	Accounting Terms	37
1.04.	Rounding	38
1.05.	Times of Day	38
1.06.	Letter of Credit Amounts	38
1.07.	Currency Equivalents Generally	39
1.08.	Calculation of Financial Covenants	39
ARTICLE II.	THE COMMITMENTS AND CREDIT EXTENSIONS	39
2.01.	The Loans	39
2.02.	Borrowings, Conversions and Continuations of Loans	40
2.03.	Letters of Credit	41
2.04.	Swing Line Loans	51
2.05.	Prepayments	53
2.06.	Termination or Reduction of Commitments	57
2.07.	Repayment of Loans	58
2.08.	Interest	58
2.09.	Fees	59
2.10.	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	60
2.11.	Evidence of Debt	61
2.12.	Payments Generally; Administrative Agent’s Clawback	61
2.13.	Sharing of Payments by Lenders	63
2.14.	Increase in Revolving Credit Facility	64
2.15.	Incremental Term Facility	65
2.16.	Cash Collateral	67
2.17.	Defaulting Lenders	69
ARTICLE III.	TAXES, YIELD PROTECTION AND ILLEGALITY	71
3.01.	Taxes	71
3.02.	Illegality	76
3.03.	Inability to Determine Rates	77

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(CONTINUED)
Page

3.04.	Increased Costs; Reserves on Eurodollar Rate Loans	77
3.05.	Compensation for Losses	79
3.06.	Mitigation Obligations; Replacement of Lenders	79
3.07.	Survival	80
ARTICLE IV.	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	80
4.01.	Conditions of Initial Credit Extension	80
4.02.	Conditions to all Credit Extensions	84
ARTICLE V.	REPRESENTATIONS AND WARRANTIES	85
5.01.	Existence, Qualification and Power	85
5.02.	Authorization; No Contravention	85
5.03.	Governmental Authorization; Other Consents	86
5.04.	Binding Effect	86
5.05.	Financial Statements; No Material Adverse Effect	86
5.06.	Litigation	87
5.07.	No Default	87
5.08.	Ownership of Property; Liens	87
5.09.	Environmental Compliance	87
5.10.	Insurance	88
5.11.	Taxes	88
5.12.	ERISA Compliance	88
5.13.	Subsidiaries; Joint Ventures, Partnerships, Equity Interests; Loan Parties	90
5.14.	Margin Regulations; Investment Company Act	90
5.15.	Disclosure	90
5.16.	Compliance with Laws	91
5.17.	Taxpayer Identification Number	91
5.18.	Intellectual Property; Licenses, Etc	91
5.19.	Solvency	91
5.20.	[Reserved]	91
5.21.	Casualty, Etc	91
5.22.	Collateral Documents	92
5.23.	OFAC	92

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(CONTINUED)
Page

5.24.	Anti-Corruption Laws	92
5.25.	EEA Financial Institutions	92
ARTICLE VI.	AFFIRMATIVE COVENANTS	92
6.01.	Financial Statements	92
6.02.	Certificates; Other Information	93
6.03.	Notices	96
6.04.	Payment of Obligations	96
6.05.	Preservation of Existence, Etc	97
6.06.	Maintenance of Properties	97
6.07.	Maintenance of Insurance	97
6.08.	Compliance with Laws	97
6.09.	Books and Records	97
6.10.	Inspection Rights	97
6.11.	Use of Proceeds	98
6.12.	Material Contracts	98
6.13.	Additional Collateral; etc	98
6.14	Governmental Authorizations	100
6.15.	Compliance with Environmental Laws	100
6.16.	Further Assurances	101
6.17.	Designation and Conversion of Unrestricted Subsidiaries	101
ARTICLE VII.	NEGATIVE COVENANTS	102
7.01.	Liens	102
7.02.	Investments	105
7.03.	Indebtedness	106
7.04.	Fundamental Changes	109
7.05.	Dispositions	110
7.06.	Restricted Payments	111
7.07.	Change in Nature of Business	113
7.08.	Transactions with Affiliates	113
7.09.	Burdensome Agreements	113
7.10.	Use of Proceeds	114

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(CONTINUED)
Page

7.11.	Financial Covenants	114
7.12.	Capital Expenditures	116
7.13.	Amendments of Organization Documents	117
7.14.	Accounting Changes	117
7.15.	Prepayments, Etc	117
7.16.	Sale and Leaseback Transactions	118
7.17.	Modification of Convertible 3.25% Senior Notes	118
7.18.	Sanctions	118
7.19.	Anti-Corruption Laws	118
ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	118
8.01.	Events of Default	118
8.02.	Remedies Upon Event of Default	121
8.03.	Application of Funds	121
ARTICLE IX.	ADMINISTRATIVE AGENT	123
9.01.	Appointment and Authority	123
9.02.	Rights as a Lender	123
9.03.	Exculpatory Provisions	123
9.04.	Reliance by Administrative Agent	124
9.05.	Delegation of Duties	125
9.06.	Resignation of Administrative Agent	125
9.07.	Non-Reliance on Administrative Agent and Other Lenders	127
9.08.	No Other Duties, Etc	127
9.09.	Administrative Agent May File Proofs of Claim	127
9.10.	Collateral and Guaranty Matters	128
9.11.	Secured Cash Management Agreements and Secured Hedge Agreements	129
ARTICLE X.	MISCELLANEOUS	129
10.01.	Amendments, Etc	129
10.02.	Notices; Effectiveness; Electronic Communications	131
10.03.	No Waiver; Cumulative Remedies; Enforcement	134
10.04.	Expenses; Indemnity; Damage Waiver	134
10.05.	Payments Set Aside	137

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(CONTINUED)
Page

10.06.	Successors and Assigns	137
10.07.	Treatment of Certain Information; Confidentiality	143
10.08.	Right of Setoff	144
10.09.	Interest Rate Limitation	144
10.10.	Counterparts; Integration; Effectiveness	145
10.11.	Survival of Representations and Warranties	145
10.12.	Severability	145
10.13.	Replacement of Lenders	146
10.14.	Governing Law; Jurisdiction; Etc	146
10.15.	Waiver of Jury Trial	147
10.16.	No Advisory or Fiduciary Responsibility	148
10.17.	Collateral and Guaranty Matters	148
10.18.	Electronic Execution of Assignments an Certain Other Documents	149
10.19.	USA PATRIOT Act	149
10.20.	Keepwell	150
10.21.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	150
10.22.	ERISA	150
10.23.	Exiting Lender	151
10.24.	Amendment and Restatement	151
10.25.	ENTIRE AGREEMENT	152

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(CONTINUED)

SCHEDULES

1.01	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
5.13	Subsidiaries and Other Equity Investments; Loan Parties
6.13	Guarantors
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.08	Transactions with Affiliates
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of
A	Loan Notice
B	Swing Line Loan Notice
C-1	Revolving Credit Note
C-2	Term Note
D	Compliance Certificate
E	Assignment and Assumption
F	Forms of U.S. Tax Compliance Certificates

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AMENDED AND RESTATED CREDIT AGREEMENT
This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of June 30, 2017, among HELIX ENERGY SOLUTIONS GROUP, INC., a Minnesota corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
PRELIMINARY STATEMENTS:
The Borrower, the Administrative Agent and the lenders party thereto have previously entered into that certain Credit Agreement, dated as of June 19, 2013 (as heretofore amended, the “Existing Credit Agreement”), pursuant to which such lenders have made certain loans and advances to the Borrower.
The Borrower has requested certain modifications to the Existing Credit Agreement, and the Administrative Agent and the Lenders have indicated their willingness to amend and restate the Existing Credit Agreement on the terms and subject to the conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
1.01.    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition” means the acquisition, directly or indirectly, by any Person of (a) a majority of the Equity Interests of another Person or other Controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a Controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, (b) all or substantially all of the assets of another Person or (c) all or substantially all of a line of business or business unit of another Person or all or substantially all of the assets thereof, in each case (i) whether or not involving a merger or a consolidation with such other Person and (ii) whether in one transaction or a series of related transactions.
“Acquisition Consideration” means the consideration paid or incurred by the Borrower or any of its Restricted Subsidiaries for an Acquisition, including the sum of (without duplication) (a) the fair market value of any cash, assets, Equity Interests or services given, plus (b) the amount of any Indebtedness assumed, incurred or Guaranteed (to the extent not otherwise included) plus (c) the amount of transaction related contractual payments such as amounts payable under noncompete, consulting, and similar agreements, in each case, paid or incurred in connection with such Acquisition by the Borrower or any of its Restricted Subsidiaries.
“Act” has the meaning specified in Section 10.19.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Parties” has the meaning specified in Section 10.02(c).
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” means this Credit Agreement.
“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by the principal amount of such Term Lender’s Term Loans at such time and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, in each case, subject to adjustment as provided in Section 2.17. If the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the applicable Facility shall be determined based on the Applicable Percentage of such Lender in respect of such Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means (a) in respect of the Term Facility, 4.25% per annum with respect to Eurodollar Rate Loans, and 3.25% per annum with respect to Base Rate Loans, and (b) in respect of the Revolving Credit Facility, the applicable percentage per annum set forth below determined by reference to the Consolidated Total Leverage Ratio as set forth below:

Applicable Rate
Pricing Level	Consolidated Total Leverage Ratio	Eurodollar Rate (Letters of Credit)	Base Rate
1	Less than 2.50x	2.75%	1.75%

Applicable Rate
Pricing Level	Consolidated Total Leverage Ratio	Eurodollar Rate (Letters of Credit)	Base Rate
2	Greater than or equal to 2.50x but less than 3.25x	3.00%	2.00%
3	Greater than or equal to 3.25x but less than 4.00x	3.25%	2.25%
4	Greater than or equal to 4.00x but less than 4.75x	3.50%	2.50%
5	Greater than or equal to 4.75x but less than 5.25x	3.75%	2.75%
6	Greater than or equal to 5.25x	4.25%	3.25%
Initially, Pricing Level 6 shall apply until the delivery of the Compliance Certificate for the Borrower’s fiscal quarter ended June 30, 2017. Thereafter, any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Revolving Lenders, Pricing Level 6 shall apply in respect of the Revolving Credit Facility as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.
Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b), and the determination of the Applicable Rate for any Term Loans shall be subject to the provisions of Section 2.15(f).
“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.
“Appropriate Lender” means, at any time, (a) with respect to any of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith, Incorporated (or any of its designated Affiliates) and Wells Fargo Securities, LLC, each in its capacity as joint lead arranger and joint book manager.
“Asset Disposition” means any Disposition of property of the Borrower or any Restricted Subsidiary or series of related Dispositions of property of the Borrower or any Restricted Subsidiary, in each case, other than pursuant to Sections 7.05(a)-(f) and (h)-(k).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) all Off-Balance Sheet Liabilities of such Person.
“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).
“Available Liquidity” means at any time, the sum of (a) unrestricted cash and Cash Equivalents of the Loan Parties at such time (including, for purposes of such calculation, amounts maintained by the Loan Parties pursuant to Section 7.11(d)) and (b) the lesser of (i) the excess of (x) the Aggregate Commitments at such time over (y) the aggregate Outstanding Amount at such time and (ii) the maximum amount of such excess described in clause (b)(i) that the Borrower could borrow at such time and remain in compliance with the applicable leverage ratio(s) set forth in Section 7.11, such compliance to be determined on the basis of the most recent Compliance Certificate delivered to the Administrative Agent pursuant to Section 6.02(a) (and giving effect to any subsequent borrowings or repayments of Indebtedness).
“Availability” means, as of any date of determination, the remainder of (a) the Revolving Credit Facility on such date minus (b) the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations on such date.
“Availability Period” means the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate plus 1.00%; and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.
“Base Rate Revolving Credit Loan” means a Revolving Credit Loan that is a Base Rate Loan.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or the Term Borrowing, as the context may require.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.
“Cal Dive I-Title XI” means Cal Dive I-Title XI, Inc., a Texas corporation.
“Capital Expenditures” means any expenditure by the Borrower or any Restricted Subsidiary for an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classifiable in relevant financial statements of such Person as property, equipment or improvements, fixed assets, or a similar type of capital asset in accordance with GAAP (for purpose of this definition, a “capital asset”), including Maintenance Capital Expenditures; provided, that, Capital Expenditures shall not include expenditures for Acquisitions permitted pursuant to Section 7.02(h). For purposes of this definition, (i) the purchase price of a capital asset that is purchased simultaneously with the trade-in of an existing capital asset shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such capital asset for the capital asset being traded in at such time and (ii) the purchase price of a capital asset acquired, constructed, improved, enlarged, developed, re-constructed or repaired with proceeds from a Recovery Event or Asset Disposition in accordance with Section 2.05(b) shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the amount of such proceeds.
“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP (as modified in respect to leases in Section 1.03(a)), recorded as capitalized leases.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuers shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuers. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means any of the following, to the extent owned by the Borrower or any of its Restricted Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):
(a)readily marketable obligations issued or directly and fully Guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 365 days from the date of acquisition thereof or up to $5,000,000 with maturities up to five years after the date of the acquisition;
(b)time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or an Affiliate of a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) if it or its parent issues commercial paper such commercial paper is rated as described in clause (d) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 365 days from the date of acquisition thereof;
(c)repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above;

(d)commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof; and
(e)Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b), (c) and (d) of this definition.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
“Cash Management Bank” means any Person that, (i) at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender or (ii) at the time it entered into a Cash Management Agreement, was a Lender or an Affiliate of a Lender (in each case, under and as defined in the Existing Credit Agreement), in each case, in its capacity as a party to such Cash Management Agreement.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority, provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or
(b)    during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
“Closing Date Term Loans” means the Term Loans advanced on the Closing Date.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means all of the “Collateral”, “Mortgaged Property” and any “Vessel” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of any of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, the Foreign Pledge Agreements, each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any Measurement Period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income Taxes (and similar Taxes to the extent based on income or profits) payable by the Borrower and its Restricted Subsidiaries for such period, (iii) depreciation and amortization expense and (iv) extraordinary or non-recurring charges or losses (including without limitation the cumulative effect of changes in GAAP and impairment charges related to long-lived assets) of the Borrower and its Restricted Subsidiaries which do not represent a cash item in such period or any future period and minus (b) to the extent included in calculating such Consolidated Net Income, all extraordinary or non-recurring non-cash items increasing Consolidated Net Income for such period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period, (b) the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Restricted Subsidiary during such period, except that the Borrower’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income, (c) any income (or loss) for such period of any Person if such Person is not a Restricted Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Restricted Subsidiary, such Restricted Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso); provided that, cash distributions from the Q5000 Sub shall not be included for any period during which Consolidated EBITDA of the Q5000 Sub was included in the calculation of the applicable financial covenants pursuant to Section 1.08; and (d) for purposes of calculating the foregoing, the net income for such period of any Person that is not a Wholly Owned Subsidiary of the Borrower (and that is not subject to the preceding clause (c)) shall be included in Consolidated Net Income, and the items listed in clauses (a) and (b) shall be added or subtracted, as applicable, to Consolidated Net Income only in an amount equal to a percentage of such Consolidated Net Income or item equal to the percentage of the outstanding Equity Interests of such Person owned (directly or indirectly) by the Borrower. Consolidated EBITDA shall be calculated on a pro forma basis (as certified by the Borrower to the Administrative Agent and as reasonably approved by the Administrative Agent) assuming that (without duplication) all Acquisitions and other asset acquisitions, mergers and consolidations made and (without duplication) all Dispositions and other asset dispositions completed, and any Indebtedness incurred or repaid in connection therewith, during the period commencing on the first day of the most recently completed Measurement Period and ending on such date have been made or incurred or repaid on the first day of such Measurement Period (but without any adjustment for projected cost savings or other synergies).
“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Restricted Subsidiaries on a consolidated basis, without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) the outstanding principal amount of all purchase money Indebtedness, (c) all direct reimbursement obligations owing under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all outstanding obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) outstanding Attributable Indebtedness, (f) without duplication, all Guarantees (but only to the extent required to be recorded as a liability on the consolidated financial statements of the Borrower pursuant to GAAP) with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Restricted Subsidiary, and (g) all outstanding Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Restricted Subsidiary is a general partner or joint venturer, except to the extent such Indebtedness is expressly made non-recourse to the Borrower or such Restricted Subsidiary.
“Consolidated Interest Charges” means, for any Measurement Period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Restricted Subsidiaries in connection with borrowed money (including capitalized interest, but excluding (i) non-cash interest charges with respect to convertible debt (for the avoidance of doubt, to also exclude non-cash debt discount impacts established in the initial accounting of convertible debt) and (ii) non-recurring non-cash fees and expenses resulting from the early retirement of outstanding deferred financing fees previously paid in connection with the Existing Credit Agreement or this Agreement) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Restricted Subsidiaries with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP.
“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recently ended Measurement Period to (b) Consolidated Interest Charges for such Measurement Period.
“Consolidated Net Indebtedness” means, as of any date of determination, the difference of (a) all Consolidated Funded Indebtedness minus (b) unrestricted cash and Cash Equivalents of the Loan Parties held in deposit and/or securities accounts subject to control agreements in favor of a Lender, in aggregate amount not to exceed $200,000,000.
“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Net Indebtedness as of such date to (b) Consolidated EBITDA for the Measurement Period most recently completed.
“Consolidated Secured Indebtedness” means all Consolidated Funded Indebtedness that is secured by a Lien on any property or assets of the Borrower or any Restricted Subsidiary.
“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Indebtedness as of such date to (b) Consolidated EBITDA for the Measurement Period most recently completed.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the Measurement Period most recently completed.
“Consolidated Net Income” means, at any date of determination for any designated period, the net income (or loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis for that period.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convertible 3.25% Notes Indenture” means the indenture dated as of March 12, 2012, between the Borrower and The Bank of New York Mellon Trust Company, N.A., as Trustee.
“Convertible 3.25% Senior Notes” means 3.25% Convertible Senior Notes due 2032 of the Borrower issued pursuant to the Convertible 3.25% Notes Indenture.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Decommissioning Liabilities” means, with respect to a Person, its liabilities for plugging and abandonment as reflected in the corresponding line item on its balance sheet, or if such Person is the Borrower or any of its Subsidiaries, as disclosed to the Administrative Agent.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, and any applicable Default, together with a reasonably-detailed description of the basis or bases therefor, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuers, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuers or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent and any applicable Default, together with a reasonably-detailed description of the basis or bases therefor, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuers, the Swing Line Lender and each other Lender promptly following such determination.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease (as a lessor) or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any State thereof or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v), subject to such consents, if any, as may be required under Section 10.06(b)(iii).
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests other than a net profits based bonus program in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profits interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination (provided, however, that debt securities that are or by their terms may be convertible or exchangeable into or for Equity Interests shall not be Equity Interests prior to conversion or exchange thereof).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization within the meaning of Title IV of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Rate” means:
(a)for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two

Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; and
(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;
provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
“Eurodollar Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Property” has the meaning specified in the Security Agreement.
“Excluded Subsidiary” means any Subsidiary that is (i) a CFC or (ii) a Subsidiary of a CFC.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.20 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all Guarantees of such Guarantor’s Swap Obligations by other Loan Parties) and the regulations thereunder at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or

Commitment or otherwise under a Loan Document pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.06(b) or Section 10.13) or becomes a party to this Agreement or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a) or (c)(i), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Existing Credit Agreement” has the meaning set forth in the recitals.
“Existing Letters of Credit” means any letter of credit issued (a) under the Existing Credit Agreement or (b) by Bank of America in accordance with Section 7.03(m) of the Existing Credit Agreement, and outstanding on the Closing Date, as set forth on Schedule 1.01.
“Facility” means the Term Facility or the Revolving Credit Facility, as the context may require.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and any fiscal or regulatory legislation, rules or official administrative practices adopted pursuant to such intergovernmental agreement.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Fee Letters” means (a) the letter agreement, dated June 20, 2017, among the Borrower, the Administrative Agent and the Arrangers, and (b) the letter agreement, dated June 20, 2017, among the Borrower, the Administrative Agent and Merrill Lynch, Pierce Fenner & Smith Incorporated.
“First-Tier Foreign Subsidiary” means any Foreign Subsidiary whose Equity Interests are owned directly by the Borrower or a Domestic Subsidiary (other than a Domestic Subsidiary that is an Excluded Subsidiary).

“Flood Hazard Property” shall mean any Material Real Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.
“foreign borrowing subsidiary” has the meaning specified in Section 6.13(e).
“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).
“Foreign Lender” means a Lender that is not a U.S. Person.
“foreign lending subsidiary” has the meaning specified in Section 6.13(e).
“Foreign Plan” has the meaning specified in Section 5.12(d).
“Foreign Pledge Agreements” means the Shares Pledge Agreement dated as of even date herewith, made by the Borrower in favor of the Administrative Agent for the benefit of the Secured Parties, pledging certain Equity Interests of Helix Group Holdings S.à. r.l., the Shares Pledge Agreement dated as of June 19, 2013, made by Canyon Offshore, Inc., in favor of the Administrative Agent for the benefit of the Secured Parties, pledging the Equity Interests of Canyon Offshore Ltd., and any agreement pledging Equity Interests of a Foreign Subsidiary pursuant to Section 6.13.
“Foreign Restricted Subsidiary” means a Foreign Subsidiary that is a Restricted Subsidiary.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Foreign Subsidiary Note” means any promissory note made by a Foreign Subsidiary and payable to a Loan Party.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuers, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“FSHCO” means a Subsidiary substantially all of the assets of which consist of Equity Interests in one or more CFCs.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” has the meaning specified in Section 10.06(f).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means, collectively, the Restricted Subsidiaries of the Borrower listed on Schedule 6.13 and each other Restricted Subsidiary of the Borrower (including, to the extent no material adverse tax consequences would result, any Foreign Restricted Subsidiary) that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.13 and with respect to the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower; provided that, (i) so long as the Title XI Debt is outstanding, Cal Dive I-Title XI shall not be required to become a Guarantor and (ii) an Excluded Subsidiary shall never be required to become a Guarantor; provided further, that, for the avoidance of doubt, in the case of a FSHCO, any recourse under the Guaranty with respect to such FSHCO shall be limited to the assets that the FSHCO pledges pursuant to this Agreement and the other Loan Documents.
“Guaranty” means, collectively, the Amended and Restated Guaranty, dated as of even date herewith, made by the Guarantors in favor of the Secured Parties, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.13.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Bank” means any Person that, (i) at the time it enters into a Swap Contract permitted under Article VI or VII, is a Lender or an Affiliate of a Lender or (ii) at the time it entered into a Swap Contract, was a Lender or an Affiliate of a Lender (in each case, under and as defined in the Existing Credit Agreement), in each case, in its capacity as a party to such Swap Contract.
“Helix House Sale-Leaseback” means the sale and leaseback transaction entered into on or around January 19, 2016, between Helix Well Ops, as seller and tenant, and Aberdeen Helix House Property Limited Partnership Inc., as purchaser and landlord, with respect to the property known as Helix House, Kirkton Drive, Dyce, Aberdeen, together with (a) the whole buildings and erections on it, (b) the whole fixtures and fittings in and on it (other than those belonging to the subtenant thereof) and (c) the whole rights, parts, privileges and pertinents being the property registered in the Land Register of Scotland under Title Number ABN32461.
“Helix Well Ops” means Helix Well Ops (UK) Limited.
“Honor Date” has the meaning specified in Section 2.03(c)(i).
“Immaterial Foreign Subsidiary” means any Foreign Subsidiary that (a) had assets having an aggregate book value, as of the end of the fiscal year most recently ended, not exceeding 5% of the consolidated total assets of the Borrower and its Subsidiaries and (b) had Consolidated EBITDA not exceeding 5% of the Consolidated EBITDA of the Borrower for such fiscal year. A Foreign Subsidiary shall automatically cease to be an Immaterial Foreign Subsidiary if at the end of any fiscal year such Subsidiary would not meet the requirements set forth in the foregoing clauses (a) and (b).
“Immaterial Subsidiary” means any Subsidiary that (a) had assets having an aggregate book value, as of the end of the fiscal year most recently ended, not exceeding 5% of the consolidated total assets of the Borrower and its Subsidiaries and (b) had Consolidated EBITDA not exceeding 5% of the Consolidated EBITDA of the Borrower for such fiscal year. A Subsidiary shall automatically cease to be an Immaterial Subsidiary if at the end of any fiscal year such Subsidiary would not meet the requirements set forth in the foregoing clauses (a) and (b).

“Incremental Term Facility” has the meaning specified in Section 2.15(a).
“Incremental Term Facility Amendment” has the meaning specified in Section 2.15(f).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)all direct or contingent obligations of such Person owing under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)net obligations of such Person under any Swap Contract;
(d)all obligations of such Person to pay the deferred purchase price of property or services (other than current trade accounts payable in the ordinary course of business);
(e)obligations (excluding prepaid interest thereon) of others of the type referred to in clauses (a) through (d) and (f) through (h) of this definition secured by a Lien on property owned by such Person (including obligations arising under conditional sales or other title retention agreements), whether or not such obligations shall have been assumed by, or is limited in recourse to, the Person granting such Lien;
(f)all Attributable Indebtedness, including in respect of Capitalized Leases;
(g)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest (which obligations, for the avoidance of doubt, do not include any obligations to issue common Equity Interests in respect of any such warrant, right or option to acquire such common Equity Interest), valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capitalized Lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of any Indebtedness under clause (e) above shall be the lesser of (i) the outstanding principal amount of such Indebtedness and (ii) the then fair market value of such property.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).
“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:
(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)no Interest Period shall extend beyond the Maturity Date.
“Investment” means, as to any Person, whether direct or indirect, (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person or (c) the purchase or other acquisition (in one transaction or a series of related transactions) of all or substantially all of the assets of another Person that constitute a line of business or business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.18.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to any such Letter of Credit.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, laws, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority (other than, for the avoidance of doubt, agreements that are entered into with any Governmental Authority solely in respect of a commercial transaction and not otherwise in connection with any of the foregoing items).
“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means each of Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder and any other Revolving Credit Lender selected by the Borrower that agrees to become an L/C Issuer hereunder, or any successor issuer or issuers of Letters of Credit hereunder; provided that at no time shall there be more than two L/C Issuers hereunder.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes the Swing Line Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.
“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(h).
“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, production payment, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.
“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letters, (f) each Issuer Document, (g) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement and (h) the post-closing letter agreement of even date herewith between the Borrower and the Administrative Agent.
“Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Guarantor.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Maintenance Capital Expenditures” means expenditures made and liabilities incurred in each case, which are properly charged to current operations for the normal maintenance (including, without limitation, dry docking and machinery overhauls), but not Acquisition, of any property, owned or leased by the Borrower or its Restricted Subsidiaries, together with the related equipment.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the rights of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform any payment obligations under and pursuant to the terms of, or to perform any of its other material obligations under and pursuant to the terms of, any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Material Contract” means any contract or other arrangement to which the Borrower or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
“Material Real Property” means, as of any date of determination, any real property owned by a Loan Party that has a fair market value of $15,000,000 or more.
“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.
“Maturity Date” means (a) with respect to the Revolving Credit Facility, June 30, 2020, and (b) with respect to the Term Facility, June 30, 2020; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.
“Maximum Amount” has the meaning specified in Section 10.09.
“Maximum Rate” has the meaning specified in Section 10.09.
“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 102.5% of the Fronting Exposure of the applicable L/C Issuer with respect to Letters of Credit issued and outstanding at such time, and (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.16(a)(i), (a)(ii) or (a)(iii), an amount equal to 102.5% of the Outstanding Amount of all L/C Obligations.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgages” means, collectively, each of the mortgages or deeds of trust executed by the Borrower or any of its Restricted Subsidiaries in favor of the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably acceptable to the Administrative Agent.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Cash Proceeds” means:
(a)with respect to any Asset Disposition or Recovery Event, the excess, if any, of (i) the sum of cash and, when received, cash received in respect of any non-cash Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the Borrower or the applicable Restricted Subsidiary in connection with such transaction, (C) income Taxes reasonably estimated to be actually payable within two years following the date of the relevant transaction or event as a result of the relevant transaction or event (including as a result of the transfer of any cash or Cash Equivalents received in connection with such transaction or event to the Borrower) or any gain recognized in connection therewith; provided that, if the amount of any estimated Taxes pursuant to subclause (C) exceeds the amount of Taxes actually required to be paid in cash in respect of such Disposition or Recovery Event, the aggregate amount of such excess shall constitute Net Cash Proceeds and (D) the amount of reserves established by the Borrower or any of its Restricted Subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with GAAP; provided that if the amount of such reserves exceeds the amounts for which it was reserved, then such excess shall then constitute Net Cash Proceeds; and
(b)with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Restricted Subsidiaries, the excess of (i) the sum of the cash and, when received, cash received in respect of any non-cash Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower or the applicable Restricted Subsidiary in connection therewith.
“New Revolving Credit Lenders” has the meaning specified in Section 2.14(c).
“New Term Lenders” has the meaning specified in Section 2.15(c).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Revolving Credit Lender that is not a Defaulting Lender at such time.
“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).
“Non-Recourse Debt” means Indebtedness: (a) as to which neither the Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (ii) is directly or indirectly liable as a guarantor or otherwise, in each case, other than a pledge of the Equity Interests of an Unrestricted Subsidiary that is an obligor on such Indebtedness; (b) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its maturity; and (c) as to which the lenders thereof have been notified in writing that they will not have any recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries except as contemplated Section 7.01(r). For purposes of determining compliance with Section 7.03, in the event that any Non-Recourse Debt of any of the Borrower’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower.
“Nordea Credit Agreement” means the Credit Agreement dated September 26, 2014, entered into by Q5000 Sub, as borrower, and Helix Vessel Finance S.à. r.l. with Nordea Bank Finland Plc, London Branch, as administrative agent, and a syndicate of lenders, and any refinancing or replacement thereof.
“Note” means a Term Note or a Revolving Credit Note, as the context may require.
“NPL” means the National Priorities List under CERCLA.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that for all purposes relating to the obligations provided to be guaranteed under or secured by the Collateral and the Loan Documents, including the definition of “Secured Parties”, Section 9.01(b) and Section 9.11, and for all purposes of Section 8.03 and any comparable provisions in any other Loan Document, the term “Obligations” shall include all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under or otherwise with respect to any Secured Cash Management Agreements and Secured Hedge Agreements, in

each case, only to the extent the applicable Secured Cash Management Agreement or Secured Hedge Agreement was entered into while (i) the applicable Cash Management Bank or Hedge Bank, as the case may be, was a Lender or an Affiliate of a Lender or if such Cash Management Bank or Hedge Bank was an Affiliate of a Lender, while such Lender was a Lender or (ii) the applicable Cash Management Bank or Hedge Bank, as the case may be, was a Lender or an Affiliate of a Lender (in each case, under and as defined in the Existing Credit Agreement); provided that, for purposes hereof (A) a “Secured Hedge Agreement” consisting of a master agreement and a confirmation shall be deemed to have been entered into within a period described in clauses (i) and (ii) above if the applicable confirmation was entered into during such period and (B) a Secured Cash Management Agreement shall be deemed to have been entered into within a period described in clauses (i) and (ii) above with respect to any applicable transaction or series of related transactions entered into during such period; provided further that the “Obligations” shall exclude, in the case of the applicable Guarantor, any Excluded Swap Obligations.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which (i) is characterized as indebtedness for tax purposes but not for accounting purposes in accordance with GAAP or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06 or Section 10.13).
“Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning specified in Section 10.06(d).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any “employee pension benefit plan” (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Collateral Liens” means Liens of the type described in clauses (a), (c) through (h) and (j) through (m) of Section 7.01.
“Permitted Equity Derivative Transactions” means one or more call spread or capped call transactions relating to the Borrower's common stock (or other securities or property following a merger event or other change of the common stock of Borrower), the cash value of the Borrower’s common stock, or a combination of the foregoing purchased by Borrower in connection with the issuance of convertible senior notes or other convertible debt securities permitted under this Agreement; provided that (x) the terms and provisions of (including the amounts to be paid and/or received by the Borrower for and the strike prices and/or capped settlement amount for) each such swap contract are customary for these types of swap contracts and are otherwise reasonably acceptable to the Administrative Agent and (y) each such Swap Contract is classified as an equity instrument under GAAP.
“Permitted Liens” means Liens of the type described in Section 7.01.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” within the meaning of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 6.02.
“Public Lender” has the meaning specified in Section 6.02.
“Q5000 Sub” means Helix Q5000 Holdings S.à. r.l., a Luxembourg private limited liability company (société à responsabilité limitée) having its registered office at 13-15 avenue de la Liberté, L-1931 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 183815.
“Q7000 Sub” means Helix Q7000 Vessel Holdings S.à. r.l., a Luxembourg private limited liability company (société à responsabilité limitée) having its registered office at 13-15 avenue de la Liberté, L-1931 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 180364.
“Qualified ECP Guarantor” shall mean, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.
“RCF Period” means the period commencing on the first date on which no Closing Date Term Loans remain outstanding.
“Recipient” means the Administrative Agent, any Lender or an L/C Issuer, as the case may be.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim (excluding any claim in respect of business interruption) of the Borrower or any Restricted Subsidiary or any condemnation, appropriation, seizure or similar proceeding or act relating to any asset of the Borrower or any Restricted Subsidiary.
“Register” has the meaning specified in Section 10.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Removal Effective Date” has the meaning specified in Section 9.06(b).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or an L/C Issuer, as the case may be, in making such determination.
“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the Term Facility on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.
“Resignation Effective Date” has the meaning specified in Section 9.06(a).
“Responsible Officer” means the chief executive officer, chief accounting officer, finance and treasury director, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, and, solely for purposes of the delivery of incumbency certificates pursuant to

Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof). Notwithstanding anything to the contrary above or elsewhere contained herein, (i) any premium or prepayment amount, as applicable, payable by the Borrower in connection with the entry into a Permitted Equity Derivative Transaction shall not constitute a Restricted Payment and (ii) any other payment made under, or early unwind or settlement of, any Permitted Equity Derivatives Transaction in accordance with the terms thereof shall not constitute a Restricted Payment.
“Restricted Subsidiary” means (a) each existing and future direct and indirect Domestic Subsidiary of the Borrower, (b) each other Subsidiary of the Borrower that is listed on part (c) of Schedule 5.13 (e) each other existing and future Foreign Subsidiary of the Borrower that has not been designated as an Unrestricted Subsidiary in accordance with the terms of Section 6.17 and (f) any Subsidiary that owns, directly or indirectly, any of the foregoing Subsidiaries.
“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(a).
“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.
“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time. As of the Closing Date, the amount of the Revolving Credit Facility is $150,000,000.

“Revolving Credit Facility Increase” has the meaning specified in Section 2.14(a).
“Revolving Credit Increase Effective Date” has the meaning specified in Section 2.14(d).
“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.
“Revolving Credit Loan” has the meaning specified in Section 2.01(a).
“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C-1.
“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
“Sale and Leaseback Transaction” means any arrangement whereby the Borrower or a Restricted Subsidiary shall sell or transfer any of its property and then or substantially concurrently thereafter rent or lease such property.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.
“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party and any Hedge Bank.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each L/C Issuer, the Hedge Banks, the Cash Management Banks, each sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
“Security Agreement” means the Amended and Restated Security Agreement dated as of even date herewith, among the Borrower, the other Loan Parties signatories thereto, and the Administrative Agent.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and are scheduled to mature, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such

Person’s ability to pay such debts and liabilities as they are scheduled to mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SPC” has the meaning specified in Section 10.06(f).
“Specified Loan Party” means any Loan Party that, at the relevant time of determination, is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.20).
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts of a Person, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and

(b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.04(a).
“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Swing Line Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(b).
“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower pursuant to Section 2.01(b) in a principal amount not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the Closing Date, the aggregate amount of the Term Commitments is $100,000,000.
“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.
“Term Increase Effective Date” has the meaning specified in Section 2.15(d).

“Term Lender” means (a) at any time on or prior to the advance of the Term Loans, any Lender that has a Term Commitment at such time and (b) at any time after the advance of the Term Loans, any Lender that holds a Term Loan at such time.
“Term Loan” means an advance made by any Term Lender under the Term Facility.
“Term Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-2.
“Threshold Amount” means $25,000,000.
“Title XI Debt” means the short and long term debt Guaranteed by the U.S. Government under Title XI of the Merchant Marine Act, 1936 used to finance the Borrower’s construction and acquisition of the vessel now known as the Q4000.
“Title XI Event” has the meaning specified in Section 6.13(d).
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.
“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“Undisclosed Administration” means, in relation to a Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed; provided that such appointment does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or appointed Person) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“Unrestricted Subsidiary” means (i) any Subsidiary of the Borrower that is designated by a Responsible Officer of the Borrower as an Unrestricted Subsidiary, but only to the extent that: (a) such Subsidiary has no Indebtedness other than Non-Recourse Debt; (b) except as permitted by Section 7.08, such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower; (c) such Subsidiary is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; (d) such Subsidiary is not a Guarantor and has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries; (e) such designation complies with Section 6.17; and (f) such Subsidiary has not been redesignated as a Restricted Subsidiary under Section 6.17 and (ii) any Subsidiary of a Subsidiary that becomes an Unrestricted Subsidiary pursuant to the preceding clause (i); provided that such Subsidiary of the Unrestricted Subsidiary must comply with the preceding conditions; provided further that, notwithstanding anything to the contrary contained in the foregoing, neither (i) the provision by the Borrower of a Guarantee in accordance with Section 7.02(f)(iii) with respect to obligations of a Subsidiary under a vessel construction contract nor (ii) the existence of a long-term charter of a vessel by such a Subsidiary to the Borrower or a Restricted Subsidiary that complies with Section 7.08 shall cause such Subsidiary not to satisfy the foregoing conditions. Any designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by an Certificate of Responsible Officer certifying that such designation complied with the preceding conditions.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).
“Wholly Owned Foreign Subsidiary” means a Foreign Subsidiary that is a Wholly Owned Subsidiary.
“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary that is a Wholly Owned Subsidiary.
“Wholly Owned Subsidiary” means as to any Person, any other Person all of the Equity Interests of which (other than, in the case of a Foreign Subsidiary, directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Borrower or a Subsidiary) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“Yield Differential” has the meaning specified in Section 2.15(f).
1.02.    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” is not exclusive. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03.    Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial

Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) convertible or exchangeable Indebtedness of the Borrower and its Subsidiaries shall be deemed to be the actual outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (ii) leases shall continue after the Closing Date to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c)Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.
1.04.    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
1.06.    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time; and provided further that in determining the amount of a Letter of Credit, effect shall be given to all decreases thereof to the extent that, under the terms of such Letter of Credit, such decreases have become permanently effective and are not susceptible to reinstatement.
1.07.    Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
1.08.    Calculation of Financial Covenants.
(a)For purposes of calculating the covenants set forth in Section 7.11(a)-(c), the Consolidated Funded Indebtedness, the Consolidated Net Indebtedness, the Consolidated Secured Indebtedness, the Consolidated Interest Charges and the Consolidated EBITDA of the Q5000 Sub shall be included in such calculations as if it were a Restricted Subsidiary for each fiscal quarter to the extent that the declaration or payment of dividends or similar distributions by the Q5000 Sub is not prohibited by operation of the terms of its Organization Documents or any agreement (including after giving effect to any waiver or consent obtained under any such agreement), instrument or law applicable to the Q5000 Sub during such fiscal quarter.
(b)To the extent that any of the covenants in this Agreement require demonstration of pro forma compliance with a leverage ratio, the Borrower shall demonstrate compliance with the leverage ratio(s) applicable as of such date of determination, giving pro forma effect to any Credit Extensions, other borrowings and other substantially concurrent transactions.
ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01.    The Loans. (a) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section

2.05, and reborrow under this Section 2.01(a). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
(b)The Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrower on the Closing Date in an aggregate amount not to exceed such Term Lender’s Term Commitment Percentage of the Term Facility. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
2.02.    Borrowings, Conversions and Continuations of Loans. (a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Loan Notice; provided that any telephone notice must be confirmed promptly, but in no event later than the applicable deadlines set forth below, by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than (i) 11:00 a.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) 3:00 p.m. the Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.
(b)Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Term

Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.
(c)Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
(d)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than 5 Interest Periods in effect in respect of the Term Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than 5 Interest Periods in effect in respect of the Revolving Credit Facility.
2.03.    Letters of Credit.
(a)The Letter of Credit Commitment.
(i)Subject to the terms and conditions set forth herein, (A) each L/C Issuer severally agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Loan Parties, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit issued by it; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of a Loan Party and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
(ii)No L/C Issuer shall issue any Letter of Credit if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the expiry date of such Letter of Credit is not later than one year after the Letter of Credit Expiration Date and such Letter of Credit is Cash Collateralized on terms and pursuant to arrangements satisfactory to the L/C Issuer.
(iii)No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;
(B)the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;
(C)except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;
(D)such Letter of Credit is to be denominated in a currency other than Dollars;
(E)any Lender is at that time a Defaulting Lender, unless either (1) the Borrower has delivered to the Administrative Agent Cash Collateral in an amount equal to such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender)

with respect to the Defaulting Lender or (2) such L/C Issuer has otherwise entered into arrangements, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender, in either case, arising from either such Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or
(F)such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(iv)No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(v)No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(vi)Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.
(b)Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.
(ii)Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower, and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Loan Party or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.
(iii)If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension

Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.
(iv)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)Drawings and Reimbursements; Funding of Participations.
(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. The Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing not later than 11:00 a.m. on (i) if the applicable L/C Issuer gives notice to the Borrower on or prior to the date of such payment, the second Business Day following any payment by the applicable L/C Issuer under a Letter of Credit or (ii) if the L/C Issuer gives the Borrower notice of such payment after the date such payment is made, the Business Day following the date such notice is delivered to the Borrower (each such date, an “Honor Date”). If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice and without giving effect to the Borrower’s failure to so reimburse such L/C Issuer as provided in this Section 2.03(c) as a Default for purposes of Section 4.02). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 (without giving effect to the Borrower’s failure to reimburse the applicable L/C Issuer as provided in this Section 2.03(c) as a Default for purposes of Section 4.02) cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the applicable L/C Issuer.
(v)Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the respective L/C Issuers for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any L/C Issuer, any applicable Loan Party or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice and without giving effect to the Borrower’s failure to so reimburse the applicable L/C Issuer as provided in this Section 2.03(c) as a Default for purposes of Section 4.02). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit issued by it, together with interest as provided herein.
(vi)If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.
(d)Repayment of Participations. (i) At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.
(ii)If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the applicable L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)Obligations Absolute. The obligation of the Borrower to reimburse the respective L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)waiver by any L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by any L/C Issuer which does not in fact materially prejudice the Borrower;
(v)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)any payment made by such L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vii)any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(viii)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any

Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the applicable L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves, as determined by a final nonappealable judgment of a court of competent jurisdiction, were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit issued by it after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, such L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the applicable L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Any L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(g)Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and no L/C Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of the applicable L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit issued by it or this Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(h)Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.16, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit, and (ii) for each standby Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(i)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit issued by such L/C Issuer, at the rate specified in the applicable Fee Letter, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the applicable L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect, effective schedules of which will be provided to the Borrower upon its request. Such customary fees and standard costs and charges are due and payable within 30 days of demand therefor and are nonrefundable.
(j)Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(k)Letters of Credit Issued for Guarantors. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Guarantor, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Guarantors inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Guarantors.

2.04.    Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment, (y) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure that is not secured by cash or Cash Equivalents in the Minimum Collateral Amount of such Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.
(b)Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c)Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Revolving Credit Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 2:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Credit Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(ii)If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Revolving Credit Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
(d)Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.
(ii)If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Revolving Credit Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.
(f)Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
2.05.    Prepayments. (a) Optional. (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be in a form reasonably acceptable to the Administrative Agent and be received by the Administrative Agent not later than 12:00 p.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans under each Facility to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.17, each such prepayment pursuant to this Section 2.05(a) shall be applied to the respective Facilities (including, with respect to the Term Facility, to the principal repayment installments thereof) in the manner indicated by the Borrower, and to the Loans of the Lenders under each applicable Facility in accordance with their respective Applicable Percentages.
(ii)The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(b)Mandatory. (i) At any time any Term Loans (including under any Incremental Term Facility) are outstanding, if the Borrower or any of its Restricted Subsidiaries receives Net Cash Proceeds in excess of $5,000,000 from any Asset Disposition or any Recovery Event (or series of related Asset Dispositions or Recovery Events), the Borrower shall, subject to clause (iii) below, prepay an aggregate principal amount equal to 100% of such Net Cash Proceeds within two (2) Business Days following receipt thereof by such Person (such prepayments to be applied as set forth in clauses (iii) and (vii) below); provided, however, that with respect to any Net Cash Proceeds received from an Asset Disposition or Recovery Event described in this Section 2.05(b)(i), at the election of the Borrower, and so long as no Default shall have occurred and be continuing, the Borrower or the applicable Restricted Subsidiary (or any combination of the foregoing) may reinvest all or any portion of such Net Cash Proceeds if such reinvestment complies with the following requirements: (w) the Borrower shall deliver to the Administrative Agent within one (1) Business Day of the date of its receipt of Net Cash Proceeds from such Disposition a certificate of a Responsible Officer to the effect that the Borrower and/or any such Restricted Subsidiary intends to reinvest all or any portion of such Net Cash Proceeds in accordance with this Section 2.05(b), (x) the Borrower or the applicable Restricted Subsidiary (or any combination of the foregoing) shall reinvest such Net Cash Proceeds to acquire operating assets (including the construction of any such assets and the Acquisition of all of the Equity Interests in one or more Persons owning or constructing any such assets) or to improve, enlarge, develop, re-construct or repair the affected asset, or any combination of the foregoing, in each case, so long as within 365 days after the receipt of such Net Cash Proceeds, such acquisition, construction, improvement or other reinvestment action shall have been consummated; provided, however, that in the case of any Asset Disposition of, or Recovery Event with respect to, any Collateral, in the event the Borrower or such Restricted Subsidiary chooses to reinvest such Net Cash Proceeds, the Borrower or such Restricted Subsidiary, as applicable, shall reinvest such Net Cash Proceeds in assets of the type described in clause (x) above (including the construction of such assets and the Acquisition of all of the Equity Interests in one or more Persons owning or constructing such assets) which will constitute Collateral and take all actions required by Section 6.13 with respect thereto (provided that any Equity Interests purchased with Net Cash Proceeds of Collateral pursuant to this Section 2.05(b) shall be issued by a Person organized under the laws of any political subdivision of the United States); and provided further, however, that any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(ii). Pending the application of any such Net Cash Proceeds, the Borrower may reduce outstanding Indebtedness under the Revolving Credit Loans or invest such Net Cash Proceeds in Cash Equivalents in which the Administrative Agent, for the benefit of the Secured Parties, has a perfected first priority security interest, subject only to Permitted Collateral Liens. The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 7.05. Notwithstanding anything contained herein to the contrary, so long as no Default under Section 8.01(a) or 8.01(f) or Event of Default shall have occurred and be continuing on the date of receipt of such proceeds, any Net Cash Proceeds received as a result of the Disposition of the Ingleside, Texas spoolbase located at 2269 Avenue B, Ingleside, Texas (and ancillary equipment with respect thereto) shall not be required to be reinvested or applied as a prepayment as provided above, but may be used by the Loan Parties for general corporate purposes not in violation of any Law or breach of any Loan Document; if a Default under Section 8.01(a) or 8.01(f) or Event of Default shall have occurred and be continuing on the date of receipt of such proceeds, the Borrower must prepay an aggregate principal amount equal to 100% of such Net Cash Proceeds within one (1) Business Day of receipt thereof, to be applied pursuant to clauses (iii) and (vi) below. With respect to any Asset Disposition or Recovery Event which will result in Net Cash Proceeds in excess of $25,000,000, the Borrower shall notify the Administrative Agent thereof on or prior to the date of the applicable Asset Disposition or promptly following the date that the Borrower has actual knowledge that a Recovery Event has occurred.
(ii)At any time any Term Loans (including under any Incremental Term Facility) are outstanding, upon the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of any Indebtedness (excluding any Indebtedness permitted to be incurred in accordance with Section 7.03(a) through (f) and (h) through (m)), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom on the next Business Day following receipt thereof by the Borrower or any Restricted Subsidiary (such prepayments to be applied as set forth in clauses (iii) and (vi) below). The provisions of this Section do not constitute a consent to the issuance or incurrence of any Indebtedness by the Borrower or any of its Restricted Subsidiaries not otherwise permitted hereunder.
(iii)Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied, first, ratably to the Term Facility and to the principal repayment installments thereof on a pro-rata basis and, second, to the Revolving Credit Facility in the manner set forth in clause (vi) of this Section 2.05(b).

(iv)Notwithstanding any of the other provisions of clause (i), (ii) or (iii) of this Section 2.05(b), so long as no Default under Section 8.01(a) or Section 8.01(f), or Event of Default shall have occurred and be continuing, if, on any date on which a prepayment would otherwise be required to be made pursuant to clause (i), (ii) or (iii) of this Section 2.05(b), the aggregate amount of Net Cash Proceeds required by such clause to be applied to prepay Loans on such date is less than or equal to $5,000,000, the Borrower may defer such prepayment until the first date thereafter on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required under clause (i), (ii) or (iii) of this Section 2.05(b) to be applied to prepay Loans exceeds $5,000,000. During such deferral period the Borrower may apply all or any part of such aggregate amount to prepay Revolving Credit Loans and may, subject to the fulfillment of the applicable conditions set forth in Article IV, reborrow such amounts (which amounts, to the extent originally constituting Net Cash Proceeds, shall be deemed to retain their original character as Net Cash Proceeds when so reborrowed) for application as required by this Section 2.05(b). Upon the occurrence of a Default under Section 8.01(a) or Section 8.01(f), or an Event of Default during any such deferral period, the Borrower shall immediately prepay the Loans in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay Loans under this Section 2.05(b) (without giving effect to the first and second sentences of this clause (iv)) but which have not previously been so applied.
(v)If, on any date on which a prepayment would otherwise be required to be made pursuant to clause (i) or (ii) of this Section 2.05(b), the Borrower may, upon prior written notice to the Administrative Agent, elect to defer such all or any portion of such required prepayment until the end of an Interest Period provided that (A) all of the applicable Net Cash Proceeds not previously applied to prepay the Loans shall be deposited in a blocked deposit account at Bank of America on or before the Business Day following receipt of such proceeds and (B) such proceeds are applied to prepay the Loans at the end of such Interest Period. The Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. During the continuance of a Default under Section 8.01(a) or Section 8.01(f), or an Event of Default during any such deferral period, the Administrative Agent may, and at the direction of the Required Banks shall, prepay the Loans in the amount of all Net Cash Proceeds and proceeds thereof on deposit in, or credited to, such deposit account.
(vi)If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.
(vii)Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the applicable L/C Issuer or the Revolving Credit Lenders, as applicable.
2.06.    Termination or Reduction of Commitments. (a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit. A notice of complete termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 3.02).
(b)Mandatory. (i) The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing. (ii) If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.
(c)Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07.    Repayment of Loans. (a) Term Loans. The Borrower shall repay to the Term Lenders the aggregate principal amount of all Closing Date Term Loans (such aggregate amount, for purposes of this section 2.07(a) the “original term amount”) on the following dates in the respective amounts equal to the original term amount times the respective percentages set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05):

Date	Amount
Beginning on September 30, 2017, and on each December 31, March 31 and June 30 thereafter through and including June 30, 2018	1.25%
Beginning on September 30, 2018, and on each December 31, March 31 and June 30 thereafter through and including June 30, 2019	2.50%
Beginning on September 30, 2019, and on each December 31, March 31, June 30 and September 30 thereafter until the Maturity Date	3.75%
provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.
(b)Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.
(c)Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.
2.08.    Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.

(b)(i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09.    Fees. In addition to certain fees described in Sections 2.03(h) and (i):
(a)Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to 0.50% per annum times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.17. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Commitments for purposes of determining the commitment fee. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears.

(b)Other Fees. (i) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10.    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)If, as a result of any restatement of or other adjustment to the consolidated financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date during any of the preceding eight fiscal quarters was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in different pricing for such period, then (A) if the proper pricing for such period would have been higher, then the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuers, as the case may be, promptly within five (5) Business Days following demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period, and (B) if the proper pricing for such period would have been lower, the amount of any overpayment of interest and fees actually made shall, upon delivery of a certificate from a Responsible Officer of the Borrower to the Administrative Agent demonstrating the amount of such overpayment, be applied as a credit to all subsequent payments due from any Loan Party under any Loan Document to the Lenders that were party to this Agreement at the time of such overpayment, in accordance with each such Lender’s ratable share at the time of such overpayment, until the amount of such overpayment is eliminated. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Sections 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments, payment in full of all Obligations (other than contingent indemnification Obligations and Obligations under any Secured Cash Management Agreement or Secured Hedge Agreement which are not then due and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made).
2.11.    Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.12.    Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)(i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).
(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.
2.13.    Sharing of Payments by Lenders. Subject to Section 10.08 with respect to a Defaulting Lender, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.16, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
2.14.    Increase in Revolving Credit Facility. (a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Revolving Credit Lenders), the Borrower may from time to time, request one or more increases in the Revolving Credit Facility by an amount (for all such requests, and together with any requests made pursuant to Section 2.15 below) not exceeding $100,000,000 (a “Revolving Credit Facility Increase”); provided that any such request for an increase shall be in a minimum amount (concurrent with any requests made pursuant to Section 2.15 below) of $25,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Credit Lenders).
(b)Lender Elections to Increase. Each Revolving Credit Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Revolving Credit Percentage of such requested increase. Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.
(c)Notification by Administrative Agent; Additional Revolving Credit Lenders. The Administrative Agent shall notify the Borrower and each Revolving Credit Lender of the Revolving Credit Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent, the L/C Issuers and the Swing Line Lender, the Borrower may also invite additional Eligible Assignees to become Revolving Credit Lenders pursuant to a joinder agreement (“New Revolving Credit Lenders”) in form and substance satisfactory to the Administrative Agent and its counsel.

(d)Effective Date and Allocations. If the Revolving Credit Facility is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower, the Revolving Credit Lenders and the New Revolving Credit Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.
(e)Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Revolving Credit Increase Effective Date signed by a Responsible Officer of the Borrower (x) certifying and attaching the resolutions adopted by the Borrower and the other Loan Parties approving or consenting to such increase, and (y) in the case of the Borrower, certifying that, immediately before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects, except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects, on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (B) no Default exists and (C) after giving effect to the Revolving Credit Facility Increase, the Borrower and its Restricted Subsidiaries are in compliance with the applicable financial covenants contained in Section 7.11 on a pro forma basis (giving effect to, among other things, any Borrowing to be made on the Revolving Credit Increase Effective Date and any repayment of indebtedness after the beginning of the relevant determination period but prior to or substantially simultaneous with the Revolving Credit Increase Effective Date) as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01. The Borrower shall deliver or cause to be delivered any other customary documents, including, without limitation, legal opinions) as reasonably requested by the Administrative Agent in connection with any Revolving Credit Facility Increase. The Borrower shall prepay any Revolving Credit Loans outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Revolving Credit Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section.
(f)Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
2.15.    Incremental Term Facility. (a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Term Lenders), the Borrower may from time to time, request one or more new term facilities by an amount (for all such requests, and together with any requests made pursuant to Section 2.14 above) not exceeding $100,000,000 (an “Incremental Term Facility”); provided that any such request for an Incremental Term Facility shall be in a minimum amount (concurrent with any requests made pursuant to Section 2.14 above) of $25,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each

Term Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Term Lenders).
(b)Lender Elections to Fund. Each Term Lender shall notify the Administrative Agent within such time period whether or not it agrees to commit to provide term loans pursuant to the Incremental Term Facility and, if so, in the amount set forth by such Term Lender. Any Term Lender not responding within such time period shall be deemed to have declined to commit to provide term loans pursuant to the Incremental Term Facility.
(c)Notification by Administrative Agent; Additional Term Lenders. The Administrative Agent shall notify the Borrower and each Term Lender of the Term Lenders’ responses to each request made hereunder. To achieve the full amount of a requested Incremental Term Facility, and subject to the approval of the Administrative Agent, the Borrower may also invite additional Eligible Assignees to become Term Lenders pursuant to a joinder agreement (“New Term Lenders”) in form and substance satisfactory to the Administrative Agent and its counsel.
(d)Effective Date and Allocations. If the Incremental Term Facility is provided in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Term Increase Effective Date”) and the final allocation of such Incremental Term Facility. The Administrative Agent shall promptly notify the Borrower, the Term Lenders and the New Term Lenders of the final allocation of such Incremental Term Facility and the Term Increase Effective Date.
(e)Conditions to Effectiveness of Incremental Term Facility. As a condition precedent to such Incremental Term Facility, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Term Increase Effective Date signed by a Responsible Officer of the Borrower (y) certifying and attaching the resolutions adopted by the Borrower and the other Loan Parties approving or consenting to such Incremental Term Facility, and (x)  certifying that, before and after giving effect to any Borrowing under such Incremental Term Facility on the Term Increase Effective Date, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects, except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects, on and as of the Term Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (B) no Default exists and (C) after giving effect to the Incremental Term Facility, the Borrower and its Restricted Subsidiaries are in compliance with the applicable financial covenants contained in Section 7.11 on a pro forma basis (giving effect to, among other things, the application of proceeds thereof and any repayment of indebtedness after the beginning of the relevant determination period but prior to or substantially simultaneous with the Term Increase Effective Date) as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01. The Borrower shall deliver or cause to be delivered any other customary documents, including, without limitation, legal opinions) as reasonably requested by the Administrative Agent in connection with any Incremental Term Facility.
(f)Terms of Incremental Term Facility. Except for the maturity date, Applicable Rate, upfront fees and amortization applicable to an Incremental Term Facility and except as otherwise specifically set forth herein, all of the other terms and conditions applicable to such Incremental Term Facility shall be on the same terms and conditions applicable to the Term Facility; provided, however, that (i) the final maturity date of the Incremental Term Facility shall be no earlier than the Maturity Date of the Term Loans; (ii) the average weighted life to maturity of any Incremental Term Facility shall be no shorter than the weighted average life to maturity of the Term Loans; and (iii) if the initial yield on any Incremental Term Facility (as determined by the Administrative Agent to be equal to LIBOR margin on such Incremental Term Facility (which shall be increased by the amount that any “LIBOR floor” applicable to such Incremental Term Facility on the date such Incremental Term Facility is made)) would exceed the Applicable Rate then in effect for Term Loans that are Eurodollar Rate Loans (which shall be increased by the amount that any “LIBOR floor” applicable to Term Loans that are Eurodollar Rate Loans on the date such Incremental Term Facility is made) for a three-month Interest Period commencing on such date by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Rate then in effect for the Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Incremental Term Facility. For the avoidance of doubt, the Incremental Term Facility shall rank pari passu in right of payment and security with the existing Loans and shall not be secured by any collateral or supported by any Guarantee other than those provided pursuant to the Security Documents and the Guaranty.
An Incremental Term Facility shall be provided hereunder pursuant to an amendment or restatement (an “Incremental Term Facility Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender participating in such Incremental Term Loan Facility, if any, and the Administrative Agent. The Incremental Term Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.15.
(g)Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
2.16.    Cash Collateral.
(a)Certain Credit Support Events. If (i) any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender that is Revolving Credit Lender, the Borrower shall immediately (in the case of clause (iii) above) or within two Business Days (in all other cases) following any request by the Administrative Agent or any L/C Issuer, provide Cash Collateral in an amount equal to the Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked deposit accounts at Bank of America. Cash Collateral provided by any Defaulting Lender shall be held in a non-interest bearing deposit account. Cash Collateral provided by the Borrower may be held in any interest-bearing account at the Borrower’s election. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly, within one Business Day following demand by the Administrative Agent, provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral previously provided by the Defaulting Lender). The Borrower shall pay within ten Business Days following demand by the Administrative Agent therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)Application. Notwithstanding anything to the contrary contained in this Agreement, but subject to subsection (d) below, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.05, 2.17 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations provided for in this Section 2.16 shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations provided for in this Section 2.16 giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or the expiration of the applicable Letter of Credit, as the case may be, or (ii) the good faith determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral or arrangements satisfactory to such L/C Issuer have been made with respect thereto; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17.    Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent not prohibited by applicable Law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuers or Swing Line Lender hereunder; third, to Cash Collateralize any L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16 (provided that, to the extent there then exists excess Cash Collateral deposited by the Borrower with respect to such Fronting Exposure following such Cash Collateralization pursuant to this clause third and so long as no Default or Event of Default exists, then any excess amount thereof shall be returned to the Borrower, free and clear of any Liens); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize any L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, any L/C Issuer or Swing Line Lender hereunder or under any Loan Document or as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower hereunder or under any Loan Document or as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees.
(A)No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Credit Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.
(C)With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the applicable L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans, if any, shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Credit Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (other than delivery of a Request for Credit Extension) (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 10.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.
(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral) and reimbursement of costs and expenses actually incurred by the Borrower as a result thereof, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Revolving Credit Percentages (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)Rights and Remedies against a Defaulting Lender. The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.17 and any other provision of any Loan Document are in addition to, and cumulative with, and not in limitation of, all other rights and remedies that any Person from time to time a party hereto may have against, or with respect to, such Defaulting Lender.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01.    Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)Tax Indemnifications. (i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01(c)(i)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that, for the avoidance of doubt, no indemnification payment shall be due under this Section 3.01(c)(i) to the extent such payment is duplicative of any payment made by a Loan Party under any other provision of this Agreement (including Section 3.01(a) or Section 3.01(b)) or under any other Loan Document. A certificate as to the amount of such payment or liability (setting forth in reasonable detail the basis and calculation of the applicable Tax) delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Notwithstanding anything herein to the contrary, no Recipient shall be indemnified for any Indemnified Taxes under this Section 3.01(c) unless such Recipient shall make written demand on the Loan Parties for such reimbursement no later than nine months after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Recipient for such Indemnified Taxes, and (ii) the date on which such Recipient has made payment of such Indemnified Taxes to the relevant Governmental Authority; provided that if the Indemnified Taxes imposed or asserted giving rise to such claims are retroactive, then the nine-month period referred to above shall be extended to include the retroactive effect thereof.
(ii)Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (ii).

(d)Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(e)Status of Lenders; Tax Documentation.
(i)Any Lender (including, solely for purposes of this Section 3.01(e), the Administrative Agent) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, as long as the Borrower is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed and executed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, properly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;
(2)properly completed and executed copies of IRS Form W-8ECI (or any successor form);
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form); or
(4)to the extent a Foreign Lender is not the beneficial owner, properly completed and executed copies of IRS Form W-8IMY (or any successor form), accompanied by properly completed and executed copies of IRS Form W-8ECI (or any successor form), IRS Form W‑8BEN or IRS Form W-8BEN-E (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party pursuant to this Section 3.01 (including by payment of additional amounts pursuant to this Section 3.01), it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this paragraph (f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
(g)Defined Terms. For purposes of this Section 3.01, the term “Lender” includes any L/C Issuer and the term “applicable Law” includes FATCA.
(h)FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of the Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Loan Parties and the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
(i)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or any L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02.    Illegality. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.03.    Inability to Determine Rates. If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (b) the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.
3.04.    Increased Costs; Reserves on Eurodollar Rate Loans. (a) Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof. Upon request by the Borrower, a Lender or an L/C Issuer shall also provide a certificate that such Lender or L/C Issuer is generally requesting such compensation from other borrowers which such Lender or L/C Issuer deems similarly situated to the Borrower.
(d)Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
3.05.    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
(c)any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.06(b) or Section 10.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.06.    Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or such L/C Issuer in connection with any such designation or assignment.
(b)Replacement of Lenders. In addition to the bases for replacing Lenders which are provided in Section 10.13, (i) if any Lender requests compensation under Section 3.04, or gives a notice pursuant to Section 3.02 (which notice is not given by other similarly situated Lenders) and does not subsequently designate a different Lending Office or assign its rights and obligations hereunder to another of its offices, branches or Affiliates as provided above or (ii) if the Borrower is required to pay any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.
3.07.    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations, and resignation of the Administrative Agent.
ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01.    Conditions of Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
(a)The Administrative Agent’s receipt of the following, each of which shall be originals or either copies transmitted by electronic transmission or telecopies (followed, in each case, promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
(i)executed counterparts of this Agreement and the Guaranty;
(ii)a Note executed by the Borrower in favor of each Lender requesting a Note;
(iii)executed counterparts of the Collateral Documents, together with:
(A)certificates representing the Equity Interests pledged pursuant to the Collateral Documents accompanied by undated stock powers executed in blank and instruments evidencing any Indebtedness pledged thereunder, all indorsed in blank,

(B)proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or reasonably desirable in order to perfect the Liens created under the Collateral Documents, covering the Collateral described in the Collateral Documents,
(C)completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party or any Subsidiary of any Loan Party as debtor, together with copies of such other financing statements,
(D)the account control agreements and securities account control agreements referred to in the Security Agreement and duly executed by the parties thereto; and
(E)evidence that all other action that the Administrative Agent may reasonably deem necessary in order to perfect the Liens created under the Collateral Documents has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements, other than the filings referred to in clause (B) above);
(iv)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
(v)copies, certified by the Secretary or Assistant Secretary (or other appropriate Responsible Officer) of the applicable Loan Party, of all resolutions and other appropriate authorizing actions taken by or on behalf of each Loan Party authorizing and approving the execution, delivery and performance of all Loan Documents to which such Loan Party is a party, which resolutions or authorizing actions have not been revoked, modified, amended or rescinded and are in full force and effect as of the Closing Date
(vi)such Organization Documents, certified by the Secretary or Assistant Secretary (or other appropriate Responsible Officer) of the applicable Loan Party, and/or certificates of good standing or similar certificates or instruments as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that the Borrower and each Guarantor is validly existing, in good standing and (if applicable) qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vii)(A) a favorable opinion of Baker Botts L.L.P., counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request and (B) a favorable opinion of Maslon LLP, addressed to the Administrative Agent and each Lender, as to certain Minnesota corporate law matters with respect to the Borrower and such other matters concerning the Borrower and the Loan Documents as the Administrative Agent may reasonably request;
(viii)a favorable opinion of Alisa Johnson, General Counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;
(ix)a favorable opinion of Loyens & Loeff (USA) B.V., local counsel to the Loan Parties in Luxembourg, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;
(x)a favorable opinion of Lennox Paton, local counsel to the Administrative Agent in the Bahamas, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request (or arrangements satisfactory to the Administrative Agent in its sole discretion have been made for the delivery of such opinion upon receipt of evidence of the registration of the Mortgage which is the subject of such opinion);
(xi)a favorable opinion of Pinsent Masons LLP, local counsel to the Loan Parties in the United Kingdom, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;
(xii)a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all material consents, licenses and approvals required to be obtained by any Loan Party in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(xiii)a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied;
(xiv)evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral;
(xv)evidence that the Term Loans (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall have been (or shall substantially simultaneously with the Closing Date be) paid in full, and arrangements satisfactory to the Administrative Agent shall have been made with respect thereto;
(xvi)forecasts prepared by management of the Borrower, including forecasted balance sheets and statements of income or operations and cash flows of (A) the Borrower and its Restricted Subsidiaries and (B) the Unrestricted Subsidiaries, in each case, on a quarterly basis through and including the fiscal quarter ending December 31, 2018 and on an annual basis for each of the succeeding two years thereafter;
(xvii)certification as to the financial condition and Solvency of the Borrower and its Restricted Subsidiaries on a consolidated basis (after giving effect to the repayment and incurrence of Indebtedness on the Closing Date) from the chief financial officer of the appropriate entities;
(xviii)a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Borrower ended March 31, 2017 demonstrating compliance with the financial covenants set forth in Sections 7.11(a) and (d) (giving pro forma effect to the transactions contemplated hereby and any incurrence or repayment of Indebtedness on the Closing Date), signed by chief executive officer, chief financial officer, treasurer or controller of the Borrower;
(xix)the Administrative Agent shall have received satisfactory evidence that the inter-company transactions necessary to give effect to the agreed-upon restructuring of the Borrower’s Foreign Subsidiaries have been (or substantially simultaneously with the Closing Date shall be) consummated, and the Administrative Agent shall have received any applicable Collateral Documents reasonably deemed necessary by the Administrative Agent to grant the Administrative Agent for the benefit of the Lenders and the Secured Parties a security interest in 66% of the total outstanding voting Equity Interests and 100% of the total outstanding nonvoting Equity Interests of Helix Group Holdings S.À. R.L.;
(xx)the Lenders shall have completed a due diligence investigation of the Borrower and its Subsidiaries in scope, and with results, satisfactory to the Lenders and shall have been given such access to the management, records, books of account, contracts and properties of the Borrower and its Subsidiaries and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as they shall have requested, including, without limitation, the Audited Financial Statements, interim financial statements of the Borrower and its Subsidiaries dated as of March 31, 2017; all of the all information which has been made available to the Administrative Agent or the Lenders by the Borrower or any of its representatives (or on the Borrower’s or their behalf) in connection with any aspect of the transactions contemplated hereby or the syndication thereof shall be complete and correct in all material respects; and no changes or developments shall have occurred, and no new or additional information, shall have been received or discovered by the Administrative Agent or the Lenders regarding the Borrower or its Subsidiaries or the transactions contemplated hereby after the date such due diligence investigation has been completed that (A) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (B) purports to adversely affect the facilities or any other aspect of the transactions contemplated hereby, and nothing shall have come to the attention of the Lenders to lead them to believe that the transactions contemplated hereby will have a Material Adverse Effect; and
(xxi)such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuers, the Swing Line Lender or the Required Lenders reasonably may require and timely request.
(b)(i) All fees required to be paid to the Administrative Agent and the Arrangers on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.
(c)There shall not have occurred since December 31, 2016, any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.
(d)The Loan Parties shall have provided to the Administrative Agent all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested prior to the Closing Date by any Lender.
(e)The Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced in a reasonably detailed statement and received by the Borrower at least one (1) Business Day prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such reasonable fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
(f)The Closing Date shall have occurred on or before July 31, 2017.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02.    Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than, for the avoidance of doubt, a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
(a)The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects, except for such representations and warranties that have a materiality or

Material Adverse Effect qualification, which shall be true and correct in all respects, on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.
(b)No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)The Administrative Agent and, if applicable, any L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
(d)During the RCF Period, the Lenders shall have received a Compliance Certificate, signed by the chief financial officer of the Borrower, demonstrating compliance with the Consolidated Total Leverage Ratio and the Consolidated Secured Leverage Ratio on a pro forma basis as of the end of the fiscal quarter most recently ended for which financial statements have been delivered pursuant to Section 6.01 (after giving effect to any subsequent borrowings and the proposed Credit Extension).
Each Request for Credit Extension (other than, for the avoidance of doubt, a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and the Lenders that:
5.01.    Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries that is a Restricted Subsidiary (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate or equivalent power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as now conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of its properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.02.    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or equivalent action, and do not and will not (a) violate the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under, (i) any security issued by, or any loan agreement, indenture or other material agreement to which such Person is a party or which is binding on its properties or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law applicable to it.
5.03.    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required to be made by any Loan Party in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or Related Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents to which it is a party, (c) the perfection or maintenance of the Liens created under the Collateral Documents to which it is a party except for (i) such authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (ii) filings or other requisite actions necessary to perfect or establish the priority of Liens created under the Collateral Documents, to the extent not required by such Collateral Documents and (iii) routine Tax filings.
5.04.    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party that is a party hereto or thereto, as the case may be, enforceable against such Loan Party in accordance with its terms, subject to Debtor Relief Laws and similar Laws affecting creditors’ rights generally or providing relief for debtors and subject to principles of equity.
5.05.    Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and their consolidated results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof in accordance with GAAP, including liabilities for Taxes, material commitments and Indebtedness.
(b)The unaudited consolidated balance sheets of the Borrower and its Subsidiaries dated March 31, 2017, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and their consolidated results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)Since the date of the most recent financial statements furnished pursuant to Section 6.01(a) (or, until the date of the initial delivery of financial statements pursuant to such Section, since the date of the Audited Financial Statements), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(d)The consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Restricted Subsidiaries and of the Unrestricted Subsidiaries, as applicable, delivered pursuant to Section 4.01 or Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing when made, and represented, at the time of delivery, the Borrower’s good faith best estimate of its future financial condition and performance.
5.06.    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely to such Loan Party, could reasonably be expected to have a Material Adverse Effect.
5.07.    No Default. Neither any Loan Party nor any Restricted Subsidiary thereof is in default under, or in breach of, any Contractual Obligation to which it is a party or by which it is bound that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
5.08.    Ownership of Property; Liens. Each of the Borrower and each Restricted Subsidiary has good and defensible title to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to materially detract from the value thereof to, or the use thereof in, the business of the Borrower and its Restricted Subsidiaries. The property of the Borrower and its Restricted Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.
5.09.    Environmental Compliance. (a) The Borrower and its Restricted Subsidiaries are in compliance with all applicable Environmental Laws, and have no liability under any Environmental Laws, except for such non-compliance or liability which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)The Borrower and its Restricted Subsidiaries hold all Environmental Permits (each of which is in full force and effect) necessary for the operation of its business and for the use of any property owned, leased, or otherwise operated by them, except where the failure to hold any such Environmental Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)There (i) are no pending or, to the knowledge of the Borrower, threatened, claims against the Borrower or any Restricted Subsidiary under any Environmental Laws, and, (ii) neither the Borrower nor any Restricted Subsidiary has received any written notice of alleged non-compliance with applicable Environmental Laws or Environmental Permits which, in each case, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)(i) None of the properties currently or, to the knowledge of the Borrower, formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; (ii) no Hazardous Materials have been treated, stored, disposed or released on any property currently (or to the best knowledge of the Loan Parties, formerly) owned or operated by any Loan Party or any of its Restricted Subsidiaries; and (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Restricted Subsidiaries which, in the case of the preceding clauses (ii) and (iii) would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(e)Neither any Loan Party nor any of its Restricted Subsidiaries is undertaking or is subject to a requirement or demand to undertake any investigation, assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation; and to the knowledge of the Borrower, no Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries have been disposed of in a manner which, in each case, would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.10.    Insurance. The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, except to the extent that reasonable self-insurance meeting the same standards is maintained with respect to such risks.
5.11.    Taxes. The Borrower and its Restricted Subsidiaries have filed all material Federal, state and other Tax returns required to be filed by or on behalf of them, and have paid all material Federal, state and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable by or on behalf of them, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. Neither the Borrower nor any Restricted Subsidiary thereof has received any written notice from any Governmental Authority proposing an assessment for unpaid Taxes against the Borrower or any Restricted Subsidiary thereof that would, if successfully imposed, have a Material Adverse Effect. Neither any Loan Party nor any Restricted Subsidiary thereof is party to any Tax sharing agreement with any Person that is not a Loan Party or a Restricted Subsidiary thereof.
5.12.    ERISA Compliance. (a) Except where the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other

Federal or state laws. Except where the failure to receive a favorable determination letter or favorable opinion letter from the Internal Revenue Service, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Pension Plan that is intended to be a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempted from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)(i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such Plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
(d)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each scheme or arrangement maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):
(i)any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii)all Foreign Plans are funded as required by applicable Laws, no failure to make contributions has occurred with respect to any Foreign Plan sufficient to give rise to a Lien affecting any Loan Party or any Subsidiary of any Loan Party under any applicable Laws, and all contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agency in accordance with all applicable Laws and the terms of each Foreign Plan have been made; and
(iii)each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
(e)The Borrower represents and warrants as of the Closing Date that the Borrower is not and will not be (i) a Plan, (ii) a plan or account subject to Section 4975 of the Code; (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (iv) a “governmental plan” within the meaning of ERISA.
5.13.    Subsidiaries; Joint Ventures, Partnerships, Equity Interests; Loan Parties. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens (other than those created under the Collateral Documents and any applicable Permitted Liens). As of the Closing Date, Part (a) of Schedule 5.13 designates whether such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary. As of the Closing Date, the Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.
5.14.    Margin Regulations; Investment Company Act. (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.
(b)None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.15.    Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Restricted Subsidiaries is a party or by which it is bound, and all other matters known to it, that, individually or in the aggregate, could, if breached or violated by, enforced against, or adversely determined in relation to, the Borrower or any of its Restricted Subsidiaries, reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
5.16.    Compliance with Laws. Each of the Borrower and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.17.    Taxpayer Identification Number. As of the Closing Date, the Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02, and after the Closing Date, as disclosed by the Borrower in writing to the Administrative Agent.
5.18.    Intellectual Property; Licenses, Etc. The Borrower and its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, unless such failure to own or possess the right to use such IP Rights would not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Restricted Subsidiary infringes upon any rights held by any other Person in a manner that would reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, against the Borrower or any Restricted Subsidiaries, or their use thereof, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.19.    Solvency. The Borrower and each other Loan Party that is a Material Subsidiary is, individually, and together with its Restricted Subsidiaries, on a consolidated basis, Solvent.
5.20.    [Reserved].
5.21.    Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Restricted Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.22.    Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein, in each case, as provided in such Collateral Documents. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens or provide comparable rights, as contemplated by the provisions of such Collateral Document and the Law governing such aspects.
5.23.    OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is the Borrower or any Subsidiary located, organized or resident in a Designated Jurisdiction.
5.24.    Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and other applicable anti-corruption legislation of any Governmental Authority in any jurisdiction in which the Borrower or any of its Subsidiaries are organized or conduct business and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
5.25.    EEA Financial Institutions. Neither the Borrower nor any Guarantor is an EEA Financial Institution.
ARTICLE VI.
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless such Letter of Credit has been Cash Collateralized in accordance with the provisions herein or with respect to which other arrangements have been made that are satisfactory to the Administrative Agent and the applicable L/C Issuer), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:
6.01.    Financial Statements. Deliver to the Administrative Agent and each Lender:
(a)(i) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (or, if earlier, 15 days after the date required to be filed with the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing selected by the Borrower and reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(ii)as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (or, if earlier, the date on which the annual audit is delivered pursuant to clause (i) above), a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Restricted Subsidiaries in accordance with GAAP, subject only to the absence of certain footnotes included in the audited financial statements to the extent not applicable to the Restricted Subsidiaries; provided that a reasonably detailed explanation of the relevant footnotes shall be included;
(b)as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, 5 days after the date required to be filed with the SEC), commencing with the fiscal quarter ending June 30, 2017), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and
(c) as soon as available, but in any event within 60 days following the end of each fiscal year of the Borrower commencing with the fiscal year ending December 31, 2017, (i) forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Restricted Subsidiaries for each of the immediately succeeding three years and (ii) the business plan of the Borrower and its Restricted Subsidiaries for the immediately following fiscal year.
As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.
6.02.    Certificates; Other Information. Deliver to the Administrative Agent and each Lender (except as provided in Section 6.02(a)):

(a)concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower setting forth a reasonably detailed reconciliation in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders of each of the components reflected in the financial covenant calculations set forth in such Compliance Certificate to the corresponding consolidated amounts set forth in the financial statements accompanying such certificate and delivered to the Administrative Agent (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes); provided, however, that during the RCF Period, such Compliance Certificate shall include calculations of the financial covenants set forth in Section 7.11(a)-(c), whether or not such financial covenants are required to be complied with as of such determination period;
(b)promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Restricted Subsidiary, or any audit of any of them;
(c)promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(d)promptly after the furnishing thereof, (i) copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Restricted Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02; provided that, with respect to Cal Dive I-Title XI, only notices of default shall be required to be so furnished, and (ii) copies of any notices of default furnished to any holder of debt securities of Q5000 Sub pursuant to the terms of any indenture, loan or credit or similar agreement;
(e)promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Restricted Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Restricted Subsidiary thereof;
(f)promptly after the receipt of formal written notification of any action or proceeding against or of any noncompliance by any Loan Party or any of its Restricted Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;

(g)promptly upon receipt by the Borrower of (i) any notice of default under a vessel construction contract in connection with which the Borrower has provided a Guarantee and (ii) any request for payment under any such Guarantee;
(h)promptly, such additional information regarding the business, financial, legal or corporate affairs of the Borrower or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b), (c), (d) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting by it of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent, an Affiliate thereof and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use all commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to Public Lenders and that (1) all such Borrower materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive or proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (4) the Administrative Agent, any Affiliate thereof and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
6.03.    Notices. Promptly notify the Administrative Agent and each Lender:
(a)of the occurrence of any Default;
(b)of any occurrence or event that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, if any of the same resulted in or could be reasonably be expected to result in a Material Adverse Effect, (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Restricted Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Restricted Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Restricted Subsidiary, including pursuant to any applicable Environmental Laws;
(c)of the occurrence of any ERISA Event, upon the Borrower obtaining knowledge thereof;
(d)of any material change in accounting policies or financial reporting practices by the Borrower and the Restricted Subsidiaries taken as a whole or the Borrower and the Subsidiaries taken as a whole;
(e)of any repurchase or redemption of any Convertible 3.25% Senior Notes or any other convertible debt securities of the Borrower or its Restricted Subsidiaries, not later than 2 Business Days after such repurchase or redemption;
(f)[Reserved]; and
(g)of the (i) unless otherwise specifically provided in Section 2.05(b), occurrence of any Asset Disposition or Recovery Event for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b) or (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b), in each case, without regard to Section 2.05(b).
Each notice pursuant to Section 6.03 (other than Section 6.03(e), (f) or (g)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04.    Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary.

6.05.    Preservation of Existence, Etc. (a)  Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
6.06.    Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.07.    Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance, except to the extent reasonable self-insurance meeting the same standards is maintained. Each Loan Party shall cause the Administrative Agent to be named at all times as loss payee in respect of each property or casualty insurance policy that such Loan Party is required to maintain under this Section with respect to the Collateral, and as an additional insured party in respect of each liability insurance policy that such Loan Party is required to maintain under this Section.
6.08.    Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.09.    Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Restricted Subsidiary, as the case may be.
6.10.    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower, and subject to applicable safety standards, applicable privilege and confidentiality restrictions, and restrictions of owners of such records or properties who are neither the Borrower nor any Restricted Subsidiary; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
6.11.    Use of Proceeds. Use the proceeds of the Credit Extensions (i) to refinance existing Indebtedness under the Existing Credit Agreement, (ii) to provide working capital and (iii) for general corporate purposes not in violation of any Law or breach of any Loan Document.
6.12.    Material Contracts. Perform and observe all the terms and provision of each Material Contract to be performed and observed by it, maintain each such Material Contract in full force and effect and enforce each such Material Contract in accordance with its terms, except, in any case described in this Section 6.12, where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
6.13.    Additional Collateral; etc.
(a)With respect to any property (other than any Excluded Property) acquired after the Closing Date by any Loan Party, including without limitation pursuant to Section 7.02(h), or any property that ceases to be Excluded Property promptly (but in any event within 30 days after such acquisition or the date on which such property ceases to be Excluded Property (or such longer period as may be agreed to by the Administrative Agent in its sole discretion)), (A) execute and deliver to the Administrative Agent such amendments or addendums to the Collateral Documents or such other documents as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property, (B) take all actions necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property (subject only to applicable Permitted Liens), including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent, (C) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, in each case within 30 days (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) following the applicable requests of the Administrative Agent and receipt of applicable documents, if any, and (D) with respect to any Material Real Property that is a Flood Hazard Property, (1) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (A) as to the fact that such Material Real Property is a Flood Hazard Property, (B) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) such other flood hazard determination forms, notices and confirmations thereof as requested by the Administrative Agent and (2) copies of insurance policies or certificates of insurance of the applicable Loan Party evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Lenders.

(b)With respect to any new Restricted Subsidiary (other than, (x) a Subsidiary that, promptly upon its formation incurs Indebtedness pursuant to Section 7.03(h), to the extent such Subsidiary is prohibited under the documents governing such Indebtedness from taking any of the following actions, (y) in the case of clause (iii) below, a Foreign Subsidiary, and (z) in the case of all clauses below, an Immaterial Foreign Subsidiary or an Excluded Subsidiary) created or acquired after the Closing Date including without limitation pursuant to Section 7.02(h), (which, for the purposes of this paragraph, shall include any existing Restricted Subsidiary that ceases to be an Immaterial Foreign Subsidiary or an Excluded Subsidiary), by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments or addendums to the Collateral Documents as the Administrative Agent deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Equity Interests of such new Restricted Subsidiary that is directly owned by such Loan Party (subject only to applicable Permitted Liens) (provided that in no event shall more than 66% of the total outstanding voting Equity Interests and 100% of the total outstanding nonvoting Equity Interests of any FSHCO, or, in the case of a FSHCO that is a disregarded entity for U.S. tax purposes, 66% of the total outstanding Equity Interests, be required to be so pledged), (ii) deliver to the Administrative Agent the certificates (if any) representing such Equity Interests, together with undated stock powers or share transfer forms, in blank, executed and delivered by a duly authorized officer of the applicable Loan Party, (iii) cause such new Restricted Subsidiary (A) to become a party to the Guaranty, the Collateral Documents, the vessel mortgages and any other applicable security documents reasonably deemed necessary by the Administrative Agent to grant the Administrative Agent for the benefit of the Lenders and the Secured Parties a security interest in all of such new Restricted Subsidiary’s right, title, and interest to the property of such Restricted Subsidiary (other than Excluded Property) and (B) to take such actions necessary to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the collateral described in the Collateral Documents and any such other documents with respect to such new Restricted Subsidiary (in each case, subject only to applicable Permitted Liens), including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, in each case within 30 days (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) following the applicable requests of the Administrative Agent and receipt of applicable documents, if any.
(c)With respect to (i) any new Excluded Subsidiary that is a First-Tier Foreign Subsidiary (other than an Immaterial Foreign Subsidiary) and that is a Restricted Subsidiary created or acquired after the Closing Date by any Loan Party that is a Restricted Subsidiary, including without limitation pursuant to Section 7.02(h), and (ii) any Excluded Subsidiary of a Loan Party that is a First-Tier Foreign Subsidiary which Subsidiary is existing on the Closing Date but whose Equity Interests are not subject to a Foreign Pledge Agreement, if such Excluded Subsidiary ceases to be an Immaterial Foreign Subsidiary, promptly (A) execute and deliver to the Administrative Agent such amendments or addendums to the Collateral Documents or such other documents as the Administrative Agent deems necessary and requests in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject only to applicable Permitted Liens) in the Equity Interests of such Restricted

Subsidiary that is owned directly by the applicable Loan Party, (provided that in no event shall more than 66% of the total outstanding voting Equity Interests and 100% of the total outstanding nonvoting Equity Interests of any such Excluded Subsidiary, or, in the case of a FSHCO that is a disregarded entity for U.S. tax purposes, 66% of the total outstanding Equity Interests, be required to be so pledged (including pursuant to Section 6.13(b) to the extent applicable)), and (B) deliver to the Administrative Agent the certificates (if any) representing such Equity Interests, together with undated stock powers or share transfer forms, in blank, executed and delivered by a duly authorized officer of the applicable Loan Party, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (C) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, in each case within 30 days (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) following the applicable requests of the Administrative Agent and the receipt of any applicable documents.
(d)In the event that the Title XI Debt ceases to be outstanding (the “Title XI Event”), Cal Dive I-Title XI shall (i) become a party to the Guaranty, (ii) grant the Administrative Agent for the benefit of the Secured Parties a security interest in all of the right, title, and interest in its property (other than Excluded Property), including the Q4000, (iii) take all actions reasonably required by the Administrative Agent to insure the attachment, perfection or priority of, or the ability of the Administrative Agent to enforce, the security interest in such property, including the Q4000 within thirty (30) calendar days following the Title XI Event (or such later date as may be agreed to by the Administrative Agent in its sole discretion) and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, in each case within 30 days (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) following the applicable requests of the Administrative Agent and receipt of applicable documents, if any.
6.14.    Governmental Authorizations. If any filing, notice to, registration with, or consent or other action of any Governmental Authority is required to be made or obtained by the Borrower or any of its Restricted Subsidiaries under Law applicable to any of them to permit any Foreign Subsidiary to make payments on any intercompany note made by it or any Restricted Payments to any other Restricted Subsidiary or the Borrower, as applicable, promptly take such actions as are reasonably necessary to obtain permission for such Foreign Subsidiary to make such note payments or Restricted Payments without further Governmental Authority approval.
6.15.    Compliance with Environmental Laws. In each case, to the extent that the failure to do or cause to be done any of the following actions would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; (ii) obtain and renew all Environmental Permits necessary for its operations and properties; and (iii) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the

Borrower nor any of its Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
6.16.    Further Assurances. Promptly upon request by, and receipt of any applicable information and documents from, the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.
6.17.    Designation and Conversion of Unrestricted Subsidiaries.
(a)Unless designated in writing to the Administrative Agent pursuant to this Section, any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries after the Closing Date, other than a Subsidiary of a Person designated in writing to the Administrative Agent pursuant to this Section, shall be classified as a Restricted Subsidiary.
(b)The Borrower may designate from time to time and at any time a Subsidiary as an Unrestricted Subsidiary if (i) immediately before and after such designation, no Default or Event of Default exists, (ii) immediately after giving effect to such designation on a pro forma basis, the Borrower and its Restricted Subsidiaries would have been in compliance with all of the covenants contained in this Agreement, including, without limitation, the applicable financial covenants in Section 7.11 as of the end of the most recent fiscal quarter; and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” for purposes of any indenture, credit agreement or similar agreement.
(c)The Borrower may designate from time to time and at any time an Unrestricted Subsidiary to be a Restricted Subsidiary if (i) immediately before and after such designation, no Default or Event of Default exists and (ii) immediately after giving effect to such designation on a pro forma basis, the Borrower and its Restricted Subsidiaries would have been in compliance with all of the covenants contained in this Agreement, including, without limitation, the applicable financial covenants in Section 7.11 as of the end of the most recent fiscal quarter.

(d)All Subsidiaries of an Unrestricted Subsidiary shall be, upon their creation or acquisition, as the case may be, also Unrestricted Subsidiaries. The Borrower will not permit any Unrestricted Subsidiary to hold any Equity Interests in, or any Indebtedness of, any Restricted Subsidiary.
(e)The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment in such Unrestricted Subsidiary at the date of designation in an amount equal to the fair market value of the Borrower’s or applicable Loan Party’s investment therein. The designation of any Unrestricted Subsidiary to be a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.
(f)The Borrower may not designate any Restricted Subsidiary which is a Restricted Subsidiary as of the Closing Date to be an Unrestricted Subsidiary, and the Borrower may not designate any Domestic Subsidiary as an Unrestricted Subsidiary.
(g)If, at any time, any Unrestricted Subsidiary would fail to meet the requirements of the definition of Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness and Liens of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and, if such Indebtedness and/or Liens are not permitted to be incurred as of such date under Section 7.01 and/or Section 7.03, hereof, as applicable, the Borrower will be in Default of such covenant.
ARTICLE VII.
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless such Letter of Credit has been Cash Collateralized in accordance with the provisions herein or with respect to which other arrangements have been made that are satisfactory to the Administrative Agent and the applicable L/C Issuer), the Borrower shall not, nor shall it permit any Restricted Subsidiary to (or, in the case of the covenant set forth in Section 7.18 or Section 7.19, any Unrestricted Subsidiary), directly or indirectly:
7.01.    Liens. Create, incur, assume or permit to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)Liens pursuant to any Loan Document;
(b)Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) neither the property nor the description of the property covered thereby is changed other than as a result of Maintenance Capital Expenditures, (ii) the amount secured or benefited thereby is not increased other than as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed other than in a transaction that is not prohibited by Section 7.04, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)Liens for Taxes, assessments, other governmental charges or levies not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, vendors’, landlords’, or other like Liens, including common law maritime Liens or Liens under the Federal Maritime Lien Act or similar state statutes, arising in the ordinary course of business for amounts which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves in accordance with GAAP with respect thereto are maintained on the books of the applicable Person;
(e)pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(f)deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g)easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h)Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);
(i)Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
(j)Liens on Borrower’s Equity Interests in Independence Hub, LLC and all dividends and other distributions in respect of such Equity Interests in favor of each of Independence Hub, LLC and Genesis Energy, L.P. pursuant to the limited liability company agreement of Independence Hub, LLC;
(k)any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by the Borrower or any Restricted Subsidiary thereof in the ordinary course of business and covering only the assets so leased, licensed or subleased;
(l)Liens for salvage or general average for amounts which are not delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(m)Liens incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary arising from vessel chartering, operations, drydocking, maintenance, the furnishing of supplies or fuel to vessels and crews wages, in each case (i) of a maritime lien nature and (ii)  for amounts which are not delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(n)Liens on the property or assets of a Person which becomes a Restricted Subsidiary after the date hereof securing Indebtedness permitted by Section 7.03(k); provided that (i) such Liens existed at the time such Person became a Restricted Subsidiary and were not created in anticipation thereof or, with respect to any refinancing of such Indebtedness, were created substantially simultaneously with such refinancing, (ii) no such Lien is spread to cover any additional property or assets after the time such Person becomes a Restricted Subsidiary, and (iii) the amount of Indebtedness secured thereby is not increased;
(o)Liens securing Indebtedness (other than Guaranties) permitted under Section 7.03(h); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the principal amount of the Indebtedness secured thereby does not exceed the amount of the costs and expenses of engineering, procurement, construction, and financing of the applicable asset;
(p)Liens in favor of a banking or brokerage institution arising by operation of law or otherwise encumbering deposits or securities (including the right of set-off) held by such institution, in each case which arise in the ordinary course of business in connection with the provision of deposit or security account services and are within the general parameters customary in the banking or brokerage industry;
(q)Liens not otherwise permitted by any other clause of this Section 7.01 which secure Indebtedness in an aggregate principal amount, and other obligations, not to exceed in the aggregate $10,000,000 at any time outstanding, provided that no such Lien shall extend to or cover any Collateral or any Equity Interests in a Foreign Subsidiary that is a Restricted Subsidiary;
(r)Liens on the Equity Interests of Unrestricted Subsidiaries securing obligations of any Unrestricted Subsidiaries;
(s)Liens on leasehold interests of the Borrower or any Restricted Subsidiary created by the lessor of the applicable leased premises in favor of a mortgagee of such premises;
(t)Liens on cash and Cash Equivalents securing Indebtedness permitted under Section 7.03(m); and
(u)Liens solely on cash earnest money deposits, not to exceed, in the aggregate, $20,000,000 at any time, made in connection with any letter of intent or purchase agreement in connection with an Investment permitted hereunder.

7.02.    Investments. Make any Investments, except:
(a)Investments existing on the date hereof and listed on Schedule 7.02;
(b)Investments held by the Borrower or its Restricted Subsidiaries in the form of cash or Cash Equivalents;
(c)Investments consisting of loans or advances to officers, directors and employees of the Borrower and Restricted Subsidiaries in an aggregate amount not to exceed $7,500,000 at any time outstanding, for ordinary business purposes;
(d)Investments of the Borrower in any Guarantor, any Person that becomes a Guarantor contemporaneously with such Investment, or, subject to the final clause of this Section 7.02, any non-Guarantor Restricted Subsidiary or a Foreign Subsidiary, and Investments of any Restricted Subsidiary in the Borrower, any Guarantor, any Person that becomes a Guarantor substantially contemporaneously with the making of such Investment, or, subject to the final clause of this Section 7.02, any non-Guarantor Restricted Subsidiary or Foreign Subsidiary;
(e)Investments (i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) received in satisfaction or partial satisfaction thereof from financially troubled customers and suppliers to the extent reasonably necessary in order to prevent or limit loss or received in connection with the bankruptcy or reorganization of its customers and suppliers;
(f)(i) Guarantees permitted by Section 7.03, (ii) Guarantees by the Borrower or any Restricted Subsidiary for the performance or payment obligations of the Borrower or any Wholly Owned Restricted Subsidiary (other than Guarantees of payment obligations pursuant to a vessel construction contract), which obligations were incurred in the ordinary course of business and do not constitute Indebtedness; provided, however, that (A) if the guarantor of such obligations is the Borrower or a Domestic Subsidiary, the Person whose obligations are being Guaranteed must be a Restricted Subsidiary and (B) if the guarantor of such obligations is a Restricted Subsidiary, the Person whose obligations are being Guaranteed must be the Borrower or a Restricted Subsidiary and (iii) Guarantees by the Borrower of the payment obligations of a Wholly Owned Foreign Subsidiary pursuant to a vessel construction contract prior to the delivery and acceptance of the subject vessel; provided that, (A) such Wholly Owned Foreign Subsidiary is not an obligor with respect to any Indebtedness at any time such Guarantee is outstanding, and (B) prior to or contemporaneously with the issuance of the Guarantee, such Wholly Owned Foreign Subsidiary makes the upfront payment due to the shipyard under such vessel construction contract;
(g)Investments in joint ventures, subject to the final clause of this Section 7.02;
(h)Investments as a result of Acquisitions, if each of the following conditions is satisfied: (i) immediately before and after giving effect to such Acquisition, no Default shall have occurred and be continuing, (ii) the aggregate amount of Acquisition Consideration for all Acquisitions on or after the Closing Date shall not exceed $300,000,000, (iii) such Acquisition shall not be opposed by the board of directors or similar governing body of the Person or assets being acquired, (iv) the acquired Person or assets are in substantially the same business as the Borrower or any of its Subsidiaries or any business reasonably related or incidental thereto and

(v) the Borrower complies (or causes compliance with) all requirements of Section 6.13 with respect to the acquired Person or assets;
(i)cash Investments consisting of Capital Expenditures permitted pursuant to Section 7.12;
(j)Investments in any Person to the extent such Investment represents the non-cash portion of consideration received for a Disposition of any property that was made pursuant to and in compliance with Section 7.05;
(k)any Investments received solely in exchange for Equity Interests consisting of common stock of the Borrower (excluding any Equity Interests that would constitute Indebtedness);
(l)Swap Contracts conforming to the description in Section 7.03(d);
(m)Investments consisting of intercompany Indebtedness permitted to be incurred under, and complying with the requirements of, Section 7.03; and
(n)Investments not otherwise permitted by any other clause of this Section 7.02 which do not exceed, in the aggregate, $10,000,000 in any fiscal year of the Borrower.
Notwithstanding anything in this Section 7.02 or elsewhere in this Agreement to the contrary, no Investment shall be permitted to be made in any joint venture, in any non-Guarantor Restricted Subsidiary or Foreign Subsidiary, other than Investments by any Foreign Restricted Subsidiary in another Foreign Restricted Subsidiary, unless, (i) such Investment does not include any Collateral (other than cash or Cash Equivalents), (ii) no Default under Section 8.01(a) or 8.01(f) or Event of Default exists or would immediately result therefrom, and (iii) immediately after giving effect to any such Investment, Available Liquidity is equal to or greater than $200,000,000; provided, that no direct or indirect Investment shall be permitted to be made in (i) the Q5000 Sub so long as an event of default exists under the Nordea Credit Agreement or any other material Indebtedness of the Q5000 Sub or (ii) the Q7000 Sub, if such Investment, together with all Investments made in the Q7000 Sub since the Closing Date, would exceed $300,000,000 in the aggregate.
7.03.    Indebtedness. Create, incur, assume or permit to exist any Indebtedness, except:
(a)Indebtedness under the Loan Documents;
(b)Indebtedness existing on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to accrued and unpaid interest thereon and a reasonable premium or other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (ii) the terms relating to principal amount, amortization, maturity, collateral (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewal or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no more restrictive in any material respect to the Loan Parties than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended, and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the range of the market interest rates then available to the obligor thereunder for comparable transactions, and (iii) if such Indebtedness is subordinated to the Obligations, the terms relating to subordination of any such refinancing, refunding, renewal or extending Indebtedness are no less favorable to the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended;
(c)Guarantees of the Borrower or any Restricted Subsidiary (i) in respect of Indebtedness of a Loan Party otherwise permitted hereunder or (ii) constituting Investments otherwise permitted hereunder;
(d)obligations (contingent or otherwise) of the Borrower or any Restricted Subsidiary existing or arising under any Swap Contract, provided that (i) (A) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person and not for purposes of speculation or taking a “market view”; and (B) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party other than as a result of offset or similar rights or (ii) such obligations consist of Permitted Equity Derivative Transactions;
(e)Indebtedness in respect of Capitalized Leases and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $20,000,000 and refinancings, refundings, extensions and renewals of any such Indebtedness; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to accrued and unpaid interest thereon and a reasonable premium or other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension, (ii) the terms relating to principal amount, amortization, maturity, collateral (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewal or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no more restrictive in any material respect to the Borrower or the Restricted Subsidiaries than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the range of the market interest rates then available to the obligor thereunder for comparable transactions, and (iii) if such Indebtedness is subordinated to the Obligations, the terms relating to subordination of any such refinancing, refunding, renewal or extending Indebtedness are no less favorable to the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended;

(f)unsecured Indebtedness of the Loan Parties in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;
(g)unsecured Indebtedness of the Borrower that (i) has no maturity earlier than twelve months after the latest Maturity Date hereunder and (ii) does not require any scheduled repayment, defeasance, or redemption (or sinking fund therefor) of any principal amount thereof prior to maturity and (iii) the indenture or other agreement governing such Indebtedness does not contain maintenance financial covenants or other covenants, terms, and conditions which are more restrictive on the Borrower and its Restricted Subsidiaries, taken as a whole, than then available market terms and conditions for comparable Indebtedness and obligors; provided that, after giving effect to the incurrence of such Indebtedness and any substantially concurrent application of the proceeds thereof on a pro forma basis, the Borrower and its Restricted Subsidiaries shall be in compliance with the then applicable leverage ratio(s) contained in Section 7.11 as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01;
(h)Indebtedness incurred by a Wholly Owned Restricted Subsidiary of the Borrower for the construction of a vessel, floating production system, or tension leg platform, provided that (i) such Subsidiary is a Domestic Subsidiary created for the purpose of constructing and owning such vessel, floating production system, or tension leg platform and owns no other material assets, (ii) such Subsidiary is the sole owner of such vessel, floating production system, or tension leg platform, (iii) neither the Borrower nor any of its other Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) for such Indebtedness or (B) is directly or indirectly liable as a guarantor or otherwise of such Indebtedness, except that the Borrower or any Restricted Subsidiary may provide an unsecured Guarantee in favor of the United States Maritime Administration with respect to any such Indebtedness Guaranteed by the United States Maritime Administration, and (iv) all expenditures with respect to the construction of the applicable vessel, floating production system, or tension leg platform are made in compliance with Section 7.12;
(i)(A) in the case of the Borrower or any Restricted Subsidiary of the Borrower which is a Loan Party, Indebtedness owed to the Borrower or any other Loan Party, provided that in each case such Indebtedness shall (i) be permitted by Section 7.02 and (ii) be subordinated to the Obligations on the terms set forth on Annex I to Schedule 7.03, or on other terms reasonably acceptable to the Administrative Agent and (B) in the case of any Foreign Restricted Subsidiary, Indebtedness owed to the Borrower or any of its Wholly Owned Subsidiaries; provided that in each case such Indebtedness shall (i) be permitted by Section 7.02; (ii) be evidenced by a promissory note; and (iii) in the case of Indebtedness of any Foreign Restricted Subsidiaries, be subordinated to any Foreign Subsidiary Note made by such Subsidiary on the terms set forth on Annex I to Schedule 7.03, or on other terms reasonably acceptable to the Administrative Agent;
(j)unsecured Indebtedness refinancing, refunding, renewing, or extending any Indebtedness that was incurred pursuant to Section 7.03(g); provided that (A) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal, or extension except by an amount equal to accrued and unpaid interest thereon and a reasonable premium or other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, or extension and the borrower or issuer with respect thereto is not changed as a result of or in connection with such refinancing, refunding, renewal or extension and (B) the terms of such refinancing, refunding, renewing, or extending Indebtedness satisfy the requirements of Section 7.03(g);
(k)Indebtedness of a Person which becomes a Subsidiary after the date hereof in an aggregate outstanding principal amount not exceeding, together will all the aggregate outstanding principal amount of all other Indebtedness pursuant to this Section 7.03(k), $10,000,000 at any time, provided that (i) such indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation thereof, (ii) neither the Borrower nor any of its other Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) for such Indebtedness or (B) is directly or indirectly liable as a guarantor or otherwise of such Indebtedness, and (iii) immediately after giving effect to the Acquisition of such Person by the Borrower or any of its Subsidiaries no Default or Event of Default shall have occurred and be continuing;
(l)Indebtedness of Helix Well Ops pursuant to the Helix House Sale-Leaseback in an aggregate amount not to exceed £7,650,000; and
(m)letters of credit and bank guaranties in an aggregate stated amount not to exceed $2,000,000.
7.04.    Fundamental Changes. Other than (i) a merger of the Borrower or a Domestic Subsidiary to effectuate a reincorporation or statutory conversion in another state of the United States or (ii) a statutory conversion in any state of the United States, in either case upon at least 30 days’ prior written notice to the Administrative Agent, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(a)any Restricted Subsidiary may merge with or dissolve into (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with or dissolving into another Subsidiary, the Guarantor shall be the continuing or surviving Person;
(b)any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary, and may thereafter liquidate or dissolve if applicable; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor;
(c)the Borrower or any of its Restricted Subsidiaries may merge with another Person to effectuate an Acquisition permitted by Section 7.02(h); provided that the Borrower or the applicable Restricted Subsidiary is the acquiring or surviving entity (or, with respect to any merger by a Restricted Subsidiary of the Borrower, the surviving entity becomes a Restricted Subsidiary in the transaction); and provided further that if such merging Subsidiary is a Guarantor, the surviving entity becomes a Guarantor and complies with the requirements for new Guarantors under Section 6.13;

(d)the Borrower or any Restricted Subsidiary may Dispose of all of the Equity Interests of any Subsidiary in accordance with Section 7.05(j); and
(e)the Borrower and its Restricted Subsidiaries may Dispose of any and all properties and assets permitted to be Disposed of pursuant to Section 7.05(l).
7.05.    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
(a)Dispositions of obsolete, surplus or worn out property or property that is no longer used or useful for the business of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, in each case in the ordinary course of business;
(b)Dispositions of inventory and Cash Equivalents, charters of vessels, and leases of equipment, in each case in the ordinary course of business;
(c)Dispositions of property to the Borrower or to a Wholly Owned Restricted Subsidiary; provided that if the transferor of such property is the Borrower or a Guarantor, the transferee thereof must either be the Borrower or a Guarantor; notwithstanding the foregoing, this Section 7.05(c) shall not prohibit the assignment of service contracts by Loan Parties to Foreign Subsidiaries in the ordinary course of business as necessary to obtain the benefits of foreign tax treaties or credits; provided that payments received with respect to any such contract are required to be, and are, paid or distributed promptly to a Loan Party;
(d) (i) Dispositions permitted by Section 7.04, and (ii) Restricted Payments permitted by Section 7.06;
(e)the Disposition of assets received pursuant to Section 7.02(e)(ii);
(f)the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;
(g)any Disposition of assets pursuant to (i) a condemnation, appropriation, seizure or similar taking or proceeding by a Governmental Authority or (ii) the requirement of, or at the direction of, a Governmental Authority;
(h)Dispositions, in one transaction or a series of related transactions, of assets (other than Equity Interests of Subsidiaries) of the Borrower and the Restricted Subsidiaries with a fair market value not exceeding $2,500,000 and made in the ordinary course of business;
(i)the exchange of any vessel for any vessel of equivalent value (including any cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value); provided that any vessel constituting Collateral may be traded or exchanged hereunder only for a vessel or vessels which become Collateral in accordance with the requirements of Section 6.13 (and which vessel must be flagged under a jurisdiction in which any vessel of the Borrower or any of its Subsidiaries is flagged on the date of this Agreement, or other jurisdiction reasonably acceptable to the Administrative Agent);

(j)(i) the Borrower or any Restricted Subsidiary may Dispose of (including by means of a merger of such Subsidiary) the Equity Interests of a Restricted Subsidiary; provided that (A) no less than all of the Equity Interests of the Borrower and its Restricted Subsidiaries in the applicable Subsidiary are Disposed of concurrently, (B) all such Dispositions shall be made for fair market value and (C) the Subsidiary so Disposed of shall not, on an aggregate basis with all other Subsidiaries Disposed of pursuant to this Section 7.05(j), account for (1) assets having an aggregate book value of greater than 5% of the consolidated total assets of the Borrower and its Restricted Subsidiaries or (2) Consolidated EBITDA exceeding 5% of the Consolidated EBITDA of the Borrower, in each case determined as of the end of the fiscal quarter most recently ended and (ii) the Borrower or any Restricted Subsidiary may Dispose of (including by means of a merger of such Subsidiary) the Equity Interests of an Unrestricted Subsidiary provided that no Guarantee issued by the Borrower on behalf of such Unrestricted Subsidiary’s obligations under a vessel construction contract remains outstanding at the time of or immediately after giving effect to such Disposition;
(k)the granting of any Lien permitted hereunder and dispositions of property subject to any such Lien that is transferred to the lienholder or its designee in satisfaction or settlement of such lienholder’s claim;
(l)Dispositions not otherwise permitted under this Section 7.05; provided that (i) no Person may Dispose of Equity Interests of Subsidiaries pursuant to this clause (l), (ii) at the time of such Disposition, no Default shall exist or immediately would result from such Disposition, (iii) no less than 75% of the consideration received for any such asset shall be in the form of cash (which, solely for purposes of this clause (l), shall be deemed to include any liabilities, as shown on the Borrower’s most recent consolidated balance sheet, of the Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Loans or any Guaranty thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Borrower or such Restricted Subsidiary from further liability), and (iv) the fair market value of all property Disposed of in reliance on this clause (l) in any fiscal year shall not exceed $10,000,000; and
(m)the Disposition comprising the Helix House Sale-Leaseback;
provided, however, that any Disposition pursuant to clauses (a) through (d)(i), (g)(ii), (h), (i), (j), and (l) shall be for fair market value.
For purposes of determining compliance with this Section 7.05, the fair market value of any property Disposed of for consideration not consisting entirely of cash shall be the sum of the cash portion of the consideration, if any, and the fair market value of the non-cash portion of the consideration, as reasonably determined by the Borrower in good faith.
7.06.    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
(a)each Restricted Subsidiary may declare and make Restricted Payments to the Borrower, the Guarantors and any other Person that owns Equity Interests in such Restricted Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
(c)so long as no Default shall have occurred and be continuing or would immediately result therefrom, (i) the Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it in exchange for, or with the proceeds received from the substantially concurrent issue of, new shares of its common stock or other common Equity Interests, (ii) when there are no Loans, L/C Borrowings or amounts drawn under any Letter of Credit which have not been reimbursed on or prior to the Honor Date outstanding, the Borrower may purchase, redeem or otherwise acquire Equity Interests issued by it in connection with a substantially concurrent issuance by it of convertible debt, in an aggregate amount not to exceed 50% of the Net Cash Proceeds resulting from such convertible debt issuance; provided that, immediately after giving effect to any such purchase, redemption or acquisition, the Borrower and its Restricted Subsidiaries shall be in compliance with the applicable financial covenants contained in Section 7.11 (and if any Convertible 3.25% Senior Notes are outstanding, including, for the avoidance of doubt, Section 7.11(d)) computed on a pro forma basis (giving effect to the incurrence of such Indebtedness) as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01 and (iii) the Borrower may purchase, redeem or otherwise acquire Equity Interests issued by it; provided that the aggregate price paid for all such purchased, redeemed, or otherwise acquired Equity Interests pursuant to this clause (iii) after the Closing Date may not exceed, on a cumulative basis since the Closing Date, $50,000,000; provided further, that, immediately after giving effect to any such purchase, redemption or acquisition and any Borrowings made in connection therewith, (A) the Available Liquidity is equal to or greater than $200,000,000, (B) the Borrower and its Restricted Subsidiaries shall have a leverage ratio at least 0.50 lower than the requirement of the then applicable leverage ratios contained in Section 7.11 computed on a pro forma basis as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01 and (C) the Borrower and its Restricted Subsidiaries shall have a Consolidated Total Leverage Ratio of less than or equal to 4.00 to 1.00 computed on a pro forma basis as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01;
(d)so long as no Default shall have occurred and be continuing or would immediately result therefrom, the Borrower may purchase, redeem or otherwise acquire Equity Interests issued by it in connection with any employee stock option agreement or stock award or stock-based award agreement, severance agreement, employee benefit or long-term incentive plan or agreement or similar agreement; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $15,000,000 in any calendar year; and
(e)the Borrower may, to the extent any of the following constitutes a Restricted Payment, repurchase or redeem the Convertible 3.25% Senior Notes and other convertible or exchangeable debt securities permitted under Section 7.03 in accordance with Section 7.15, and make customary payments in cash in lieu of fractional shares in connection with the conversion to or exchange thereof for Equity Interests.

7.07.    Change in Nature of Business. Engage in any material line of business substantially different from any of those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related or incidental thereto.
7.08.    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions as follows: (i) transactions between or among the Borrower and any Guarantor or between and among any Guarantors; (ii) any Restricted Payment permitted by Section 7.06; (iii) Investments permitted under Section 7.02(d); (iv) loans and advances permitted under Section 7.02(c) and Guarantees permitted under Section 7.02(f); (v) the performance of employment, equity award, equity option or equity appreciation agreements, plans or other similar compensation or benefit plans or arrangements (including vacation plans, health and insurance plans, deferred compensation plans and retirement or savings plans) entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business with its employees, officers and directors; (vi) the performance of any agreement set forth under Schedule 7.08 and as in effect on the date hereof or as otherwise in a form as provided on such Schedule; (vii) fees and compensation to, and indemnity provided on behalf of, officers, directors, and employees of the Borrower or any Restricted Subsidiary in their capacity as such, to the extent such fees and compensation are customary and (viii) transactions between or among Restricted Subsidiaries of the Borrower which are not Guarantors.
7.09.    Burdensome Agreements. Except for restrictions and conditions (1) imposed by Law, (2) existing on the date hereof, together with each extension, renewal, amendment or modification to the extent it does not expand the scope of any such restriction or condition or otherwise make the same more restrictive, (3) of a customary nature contained in agreements relating to the Dispositions otherwise permitted under this Agreement pending such Disposition, provided such restrictions and conditions apply only to the Subsidiary that is or assets that are to be Disposed of or (4) contained in joint venture agreements or other similar agreements entered into in the ordinary course of business in respect to the Disposition or distribution of assets of such joint venture, enter into any Contractual Obligation (other than this Agreement or any other Loan Document, or any related document, instrument or agreement) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Restricted Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Restricted Subsidiary to create, incur, assume or permit to exist Liens on its property to secure the Obligations or other obligation secured or purported to be secured under the terms of the Collateral Documents; provided, however, that the foregoing clauses (i) and (ii) shall not prohibit any such limitations applicable solely to any Restricted Subsidiary incurring Indebtedness permitted pursuant to Section 7.03(h) or 7.03(k) to the extent so provided in the agreements governing such Indebtedness and the foregoing clauses (i) and (iii) shall not (A) prohibit any negative pledge or restriction on transfer or assignment of property incurred or provided in favor of any holder of (1) a Lien permitted by Section 7.01(f), (i), (n), (o), (p) or (q), or (2) secured Indebtedness permitted under Section 7.03(e), (h) or (k), in each case, solely to the extent any such negative pledge or restriction on transfer or assignment of property relates to the property financed by or the subject of such

Indebtedness or permitted by the terms of such provisions to be encumbered (or, in the case of a Lien permitted by Section 7.01(r), the Equity Interests of the Unrestricted Subsidiary securing obligations of such Unrestricted Subsidiaries) and (B) apply to customary provisions in leases, licenses and similar contracts restricting the assignment, encumbrance, sub-letting or transfer thereof; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure the Obligations or other obligation secured or purported to be secured under the terms of the Collateral Documents.
7.10.    Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.
7.11.    Financial Covenants. (a) Prior to the RCF Period:
(i)Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 2.50 to 1.00.
(ii)Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio at any time during any period of four fiscal quarters of the Borrower to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Total Leverage Ratio
September 30, 2017	6.00 to 1.00
December 31, 2017	5.75 to 1.00
March 31, 2018	5.50 to 1.00
June 30, 2018	5.25 to 1.00
September 30, 2018	5.00 to 1.00
December 31, 2018 through and including March 31, 2019	4.50 to 1.00
June 30, 2019 through and including September 30, 2019	4.25 to 1.00
December 31, 2019	4.00 to 1.00
March 31, 2020 and each fiscal quarter thereafter	3.50 to 1.00
(b)During the RCF Period when there are no Loans, L/C Borrowings or amounts drawn under any Letter of Credit which have not been reimbursed on or prior to the Honor Date outstanding:

(i)Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 2.50 to 1.00.
(ii)Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio at any time during any period of four fiscal quarters of the Borrower to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Net Leverage Ratio
September 30, 2017	6.00 to 1.00
December 31, 2017	5.75 to 1.00
March 31, 2018	5.50 to 1.00
June 30, 2018	5.25 to 1.00
September 30, 2018	5.00 to 1.00
December 31, 2018 through and including March 31, 2019	4.50 to 1.00
June 30, 2019 through and including September 30, 2019	4.25 to 1.00
December 31, 2019	4.00 to 1.00
March 31, 2020 and each fiscal quarter thereafter	3.50 to 1.00
(c)During the RCF Period when any Loans, L/C Borrowings or amounts drawn under any Letter of Credit which have not been reimbursed on or prior to the Honor Date are outstanding:
(i)Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 2.50 to 1.00.
(ii)Consolidated Secured Leverage Ratio. Permit the Consolidated Secured Leverage Ratio at any time during any period of four fiscal quarters of the Borrower to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Secured Leverage Ratio
September 30, 2017 though and including June 30, 2018	3.00 to 1.00
September 30, 2018 and each fiscal quarter thereafter	2.50 to 1.00
(iii)Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio at any time during any period of four fiscal quarters of the Borrower to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Total Leverage Ratio
September 30, 2017	6.00 to 1.00
December 31, 2017	5.75 to 1.00
March 31, 2018	5.50 to 1.00
June 30, 2018	5.25 to 1.00
September 30, 2018	5.00 to 1.00
December 31, 2018 through and including March 31, 2019	4.50 to 1.00
June 30, 2019 through and including September 30, 2019	4.25 to 1.00
December 31, 2019	4.00 to 1.00
March 31, 2020 and each fiscal quarter thereafter	3.50 to 1.00
The financial results of Q5000 Sub shall be included in the calculation of the ratios set forth in the foregoing clauses (a) through (c) of this Section 7.11 on the terms provided in Section 1.08.
(d)Minimum Cash Requirement. During any time that (i) any Closing Date Term Loans remain outstanding or (ii) the Convertible 3.25% Senior Notes remain outstanding, permit the unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries at any time to be less than the applicable amount set forth below determined by reference to the Consolidated Total Leverage Ratio as set forth in the Compliance Certificate most recently delivered as of such date of determination; provided, that not less than 50% of such unrestricted cash and Cash Equivalents shall be cash and Cash Equivalents of the Loan Parties held in deposit and/or securities accounts subject to control agreements in favor of the Administrative Agent; provided, further that any such cash or Cash Equivalents of any Restricted Subsidiary that is not a Loan Party shall be held in deposit and/or securities accounts with a Lender:

Consolidated Total Leverage Ratio	Minimum Cash
Greater than or equal to 4.00 to 1.00	$100,000,000.00
Greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00	$50,000,000.00
Less than 3.50 to 1.00	$0.00
7.12.    Capital Expenditures. Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and its Restricted Subsidiaries for the fiscal year ending December 31, 2017, $170,000,000, for the fiscal year ending December 31, 2018, $80,000,000, and during each fiscal year thereafter $100,000,000; provided, however, that so long as no Default has occurred and is continuing or would immediately result from such expenditure, up to 50% of any amount set forth above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next following fiscal year; and provided further that, if any such amount is so carried over, it will be deemed used in the applicable subsequent fiscal year before the amount set forth above.

7.13.    Amendments of Organization Documents. Amend any of its Organization Documents, other than any such amendment (a) made solely in connection with a transaction that is otherwise permitted under this Agreement and (b) that would not reasonably be expected to have a Material Adverse Effect.
7.14.    Accounting Changes. Make any change in (a) accounting policies or reporting practices, except (i) as required or permitted by GAAP or (ii) as the Borrower reasonably deems necessary to comply with any Law, or (b) fiscal year.
7.15.    Prepayments, Etc. of Indebtedness. Make any payment in violation of any subordination, standstill or collateral sharing terms of or governing any Indebtedness for borrowed money, or prepay, redeem, purchase, defease or otherwise satisfy or make any unscheduled payment on, in each case, prior to the scheduled maturity thereof in any manner (whether directly or indirectly) any Indebtedness for borrowed money, other than (i) intercompany Indebtedness, (ii) Indebtedness in connection with a refinancing, refunding, extension or renewal to the extent such refinancing, refunding, extension or renewal is permitted by Section 7.03, (iii) Indebtedness under Swap Contracts permitted by Section 7.03(d), (iv) secured Indebtedness that becomes due as a result of the Disposition of the property securing such Debt to the extent that such Disposition is permitted by Section 7.05, (v) payments in respect of the Obligations, (vi) payment of the Repurchase Price (as defined in the Convertible 3.25% Notes Indenture) in connection with any Repurchase pursuant to Section 3.07 of the Convertible 3.25% Notes Indenture, in each case, made by the Borrower, and provided that after giving effect to any such Cash Settlement or Repurchase Price (1) the Availability shall not be less than an amount that, when taken together with all other liquid assets of the Loan Parties and all capital and funds which at such time the Borrower and its Restricted Subsidiaries reasonably anticipate obtaining, is sufficient to provide the Borrower and its Restricted Subsidiaries with sufficient liquidity to pay their debts, liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, which sufficiency shall be certified to the Administrative Agent by a Responsible Officer of the Borrower, and (2) the Borrower and its Restricted Subsidiaries are in compliance with the applicable financial covenants contained in Section 7.11 (including, for the avoidance of doubt, Section 7.11(d)) computed on a pro forma basis (giving effect to such payment and any Indebtedness incurred in connection therewith) as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01, (vii) the prepayment, repurchase or redemption, at any time and from time to time, of all or part of any convertible or exchangeable debt securities (or, after the Closing Day Term Loans have been repaid in full, any other Indebtedness), in each case, permitted under Section 7.03, provided that (A) no Default shall exist or immediately would result therefrom, (B) the Borrower and its Restricted Subsidiaries shall be in compliance with the applicable financial covenants contained in Section 7.11 (and if any Convertible 3.25% Senior Notes are outstanding, including, for the avoidance of doubt, Section 7.11(d)) computed on a pro forma basis (giving effect to such payment and any Indebtedness incurred in connection therewith) as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01, and (C) immediately after giving effect to such repurchase or redemption and any Indebtedness incurred in connection therewith, the Available Liquidity shall not be less than $200,000,000, (viii) conversion to or exchange for Equity Interests of convertible or exchangeable debt securities permitted under Section 7.03 and customary payments in cash in lieu of fractional shares in connection therewith, (ix) payments with respect to Decommissioning

Liabilities, and (x) so long as (1) no Default shall exist or would immediately result therefrom, and (2) there are no Loans, L/C Borrowings or amounts drawn under any Letter of Credit which have not been reimbursed on or prior to the Honor Date outstanding, any payments, prepayments, repurchases, redemptions or defeasance of Indebtedness with the proceeds of a substantially simultaneous issuance of common equity of the Borrower.
7.16.    Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction, other than the Helix House Sale-Leaseback.
7.17.    Modification of Convertible 3.25% Senior Notes. The Borrower will not amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to the Convertible 3.25% Senior Notes (a) which shortens the fixed maturity, or increases the rate or shortens the time of payment of interest on, or increases the amount or shortens the time of payment of any principal or premium payable whether at maturity, at a date fixed for prepayment or by acceleration or otherwise of such Convertible 3.25% Senior Notes, or increases the amount of, or accelerates the time of payment of, any fees payable in connection therewith; (b) which relates to the affirmative or negative covenants, events of default or remedies under the documents or instruments evidencing such Indebtedness and the effect of which is to subject the Borrower or any of its Subsidiaries, to any more onerous or more restrictive provisions; or (c) which otherwise adversely affects the interests of the Lenders as senior creditors or the interests of the Lenders under this Agreement or any other Loan Document in any material respect.
7.18.    Sanctions. Directly or indirectly use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will cause a violation of Sanctions by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender or otherwise).
7.19.    Anti-Corruption Laws. Directly or indirectly, use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and other applicable anti-corruption legislation of any Governmental Authority in any jurisdiction in which the Borrower or any of its Subsidiaries are organized or conduct business.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
8.01.    Events of Default. Any of the following shall constitute an Event of Default:

(a)Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.03, 6.05 (with respect to the Borrower) 6.10, or Article VII; or
(c)Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b)) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied for 30 days after the earlier of (i) the date on which the Borrower or such Loan Party obtains, or reasonably should have had, knowledge of such failure and (ii) the date on which the Borrower or such Loan Party receives notice thereof from the Administrative Agent; or
(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made, except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects; or
(e)Cross-Default. (i) The Borrower or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, in each case prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)Insolvency Proceedings, Etc. (i) Any Loan Party or any of its Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or (iii) any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g)Inability to Pay Debts; Attachment. (i) The Borrower or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
(h)Judgments. There is entered against the Borrower or any Restricted Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that, when taken together with all other ERISA Events that have occurred, which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(j)Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)Change of Control. There occurs any Change of Control; or
(l)Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.13 shall for any reason (other than pursuant to the terms hereof or thereof) cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on any portion of the Collateral purported to be covered hereby or thereby that the Administrative Agent deems material.
8.02.    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
(d)exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents or applicable Laws or equity;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
8.03.    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, commitment fees and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, commitment fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.16; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.
Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.
ADMINISTRATIVE AGENT
9.01.    Appointment and Authority. (a) Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Hedge Bank and potential Cash Management Bank) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuers for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
9.02.    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03.    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(d)The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the applicable L/C Issuer.
(e)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.04.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06.    Resignation of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuers directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(i) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(d)Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
9.07.    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.08.    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, syndication agent or co-documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Arrangers, a Lender or an L/C Issuer hereunder.
9.09.    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.
9.10.    Collateral and Guaranty Matters. Without limiting the provisions of Section 9.09, the Lenders and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion,
(a)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification Obligations and any Obligations under any Secured Cash Management Agreement or Secured Hedge Agreement which are not then due and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuers shall have been made), (ii) that is (A) sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, including any Disposition pursuant to Section 7.05(l), (B) owned by any Person that is released of its obligations pursuant to Section 10.17(b) (and automatically with respect to a release pursuant to Section 10.17(b)(ii)), or (C) with respect to any Person that ceases to be a Subsidiary or that becomes an Excluded Subsidiary as a result of a transaction permitted hereunder, automatically upon such Person so ceasing to be a Subsidiary or becoming an Excluded Subsidiary or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;
(b)to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and
(c)to release any Guarantor from its obligations under the Loan Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents or as otherwise provided in Section 10.17(b).
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11.    Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in the Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
ARTICLE X.
MISCELLANEOUS
10.01.    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)waive any condition set forth in Section 4.01(a)-(f) (inclusive), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;
(b)without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Revolving Lenders, or the Required Term Lenders, as the case may be;
(c)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 4.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);
(d)postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment; provided, however, that only the consent of a majority of Lenders entitled to any mandatory prepayment shall be necessary to waive or defer such mandatory prepayment if (i) material adverse tax consequences would arise from the repatriation of amounts to the Borrower or its Restricted Subsidiaries to fund such mandatory prepayment or (ii) such mandatory prepayment is not permissible under local law (e.g., financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant Restricted Subsidiaries) or material constituent document restrictions (including as a result of minority ownership by third parties) and other material agreements (so long as any prohibition is not created in contemplation of such mandatory prepayment);
(e)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
(f)change (i) Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders or (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders (it being understood that, solely with the consent of the parties prescribed by Section 2.15 to be parties to an Incremental Term Facility Amendment, Incremental Term Facilities may be included in the provisions with respect to mandatory prepayments on a ratable basis with the Term Facility on substantially the same basis as the Commitments and the Loans are included on the Closing Date);
(g)change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(g)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders,” or “Required Term Lenders” without the written consent of each Lender under the applicable Facility (it being understood that, solely with the consent of the parties prescribed by Section 2.15 to be parties to an Incremental Term Facility Amendment, Incremental Term Facilities may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Loans are included on the Closing Date);

(h)release all or substantially all of the Collateral (other than as permitted by the Loan Documents) in any transaction or series of related transactions, without the written consent of each Lender;
(i)release all or substantially all of the value of the Guaranty (other than as permitted by the Loan Documents), without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or
(j)impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;
and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each affected Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).
10.02.    Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Borrower or any other Loan Party, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower) if such questionnaire has been received by the Person sending such notice or communication, or if such questionnaire has not been received by such sending Person, to such address as may be reasonably believed to be correct by such sending Person.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile or e-mail transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swingline Lender, the L/C Issuers or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or any other Information through the Internet, telecommunications, electronic or other information transmission systems.
(d)Change of Address, Etc. Each of the Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each other L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e)Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03.    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04.    Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out‑of‑pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the documented fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)Indemnification by the Borrower. THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND EACH L/C ISSUER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE REASONABLE AND DOCUMENTED FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY PERSON (INCLUDING THE BORROWER OR ANY OTHER LOAN PARTY) OTHER THAN SUCH INDEMNITEE AND ITS RELATED PARTIES ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR, IN THE CASE OF THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF) AND ITS RELATED PARTIES ONLY, THE ADMINISTRATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY AN L/C ISSUER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY THE BORROWER OR ANY OTHER LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, (Y) RESULT FROM A CLAIM BROUGHT BY THE BORROWER OR ANY OTHER LOAN PARTY AGAINST AN INDEMNITEE FOR MATERIAL BREACH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT OR (Z) ANY DISPUTE SOLELY AMONG INDEMNITEES (OTHER THAN (I) ANY CLAIMS AGAINST BANK OF AMERICA, N.A., IN ITS CAPACITY AS ADMINISTRATIVE AGENT, WELLS FARGO BANK, NATIONAL ASSOCIATION, AS SYNDICATION AGENT, OR MERRILL LYNCH, PIERCE FENNER & SMITH INCORPORATED AND WELLS FARGO SECURITIES, LLC IN THEIR CAPACITIES

AS JOINT LEAD ARRANGERS, AND (II) ANY CLAIMS ARISING OUT OF ANY ACT OR OMISSION ON THE PART OF THE BORROWER OR ANY OF ITS AFFILIATES), IF THE BORROWER OR SUCH LOAN PARTY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION. WITHOUT LIMITING THE PROVISIONS OF SECTION 3.01(C), THIS SECTION 10.4(B) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.
(c)Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), any L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. Neither Borrower nor any Subsidiaries of the Borrower, nor any Indemnified Party shall have any liability for any special, indirect, consequential or punitive damages arising out of, related to or in connection with any aspect of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit any Indemnitee’s rights to indemnification under this Section 10.04 with respect to matters initiated by third parties, the Borrower or any of the Borrower’s Subsidiaries or Affiliates or their respective equityholders or creditors. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f)Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuers and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05.    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06.    Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f), or (iv) to an SPC in accordance with the provisions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, that Merrill Lynch, Pierce, Fenner & Smith Incorporated may, without notice to the Loan Parties, assign its rights and obligations under this Agreement to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Term Commitment or any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)the consent of the L/C Issuers and the Swing Line Lender shall be required for any assignment in respect of the Revolving Credit Facility.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Borrower. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.
(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment (other than the Borrower) shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. The assignor shall, if its entire Commitment was assigned, return the cancelled original Note of such assignor to the Borrower following a request therefor. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders and SPCs, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender or SPC pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, a competitor of the Borrower (as defined below), or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. As used above, a “competitor” of the Borrower shall mean any Person principally engaged in the business of providing contracting services to others with respect to oil and/or gas exploration and production. The Borrower shall, upon request of any Lender, advise such Lender as to whether the Borrower considers a proposed Participant to be a competitor. Any such determination shall be made by the Borrower promptly and in good faith. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 and Section 10.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note or Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle of such Granting Lender identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01 or Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes (subject to Subsection (c) of this Section), including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender (subject to recording thereof by the Administrative Agent pursuant ot Subsection (c) of this Section) and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
(g)Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as an L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder;

provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as an L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by Bank of America outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
10.07.    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (and in each such case, such Person shall, if permitted by law, notify the Borrower of such occurrence as soon as reasonably practicable following the service of any such process on such Person), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or Section 2.15(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) upon prior notice to the Borrower, any rating agency in connection with rating the Borrower or its Restricted Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Agreement, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
10.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest (including amounts not so denominated but deemed to be “interest” under applicable law) charged, paid, collected, taken, reserved, or agreed to be paid under any Loan Document shall not exceed the maximum amount or maximum rate of non-usurious interest permitted to be contracted for, charged, collected, reserved, taken or received by applicable Law (the “Maximum Amount” and the “Maximum Rate”, as they case may be). If the Administrative Agent, any L/C Issuer or any Lender shall contract for, charge, collect, reserve, take or receive such interest in an amount that exceeds the Maximum Amount or calculated at the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower, and in no event shall any Person ever be liable for the payment of unearned interest on, or in respect or as a part of, the Obligations. In determining whether the interest contracted for, charged, collected, reserved, taken or received exceeds the Maximum Amount or an amount calculated at the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10.    Counterparts; Integration; Effectiveness. This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
10.11.    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
10.12.    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13.    Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);
(b)such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)such assignment does not violate applicable Laws; and
(e)in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
10.14.    Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
(b)SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO

IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Arrangers, nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.17.    Collateral and Guaranty Matters.
(a)Liens granted to or held by the Administrative Agent under any Loan Document shall be released as follows: (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification Obligations and any Obligations under any Secured Cash Management Agreement or Secured Hedge Agreement which are not then due and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made), (ii) that exist on any asset or property that is (A) sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or disposition permitted hereunder or under any other Loan Document, including any Disposition pursuant to Section 7.05(l), or (B) owned by any Person that is released of its obligations pursuant to Section 10.17(b), automatically upon such Disposition thereof or release therefrom, as the case may be; (iii) upon any pledged nonvoting Equity Interests of any Excluded Subsidiary becoming voting Equity Interests, or being treated as voting interests for purposes of Treasury Regulation Section 1.956-2(c), a portion of such pledged Equity Interests shall be released as necessary such that not more than 66% of the total outstanding voting Equity Interests of such Excluded Subsidiary are pledged; and (iv) with respect to any other Lien, and subject to Section 10.01, upon approval, authorization or ratification in writing by the Required Lenders of such release thereof.

(b)Guarantors shall be released from their respective Obligations under the Loan Documents as follows: (i) upon termination of the Aggregate Commitments, payment in full of all Obligations (other than contingent indemnification Obligations and any Obligations under any Secured Cash Management Agreement or Secured Hedge Agreement which are not then due and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made); provided that the foregoing release shall not apply to any obligations that expressly survive the termination of the applicable Loan Document, repayment of the Obligations or termination of the Aggregate Commitments; (ii) with respect to any Person that ceases to be a Subsidiary or that becomes an Excluded Subsidiary as a result of a transaction permitted hereunder, automatically upon such Person so ceasing to be a Subsidiary or becoming an Excluded Subsidiary or; and (iii) with respect to any other release of a Guarantor, and subject to Section 10.01, upon approval, authorization or ratification in writing by the Required Lenders of such release thereof.
(c)The Administrative Agent will, at the Borrower’s expense, timely execute and deliver such documents and notices and take such other actions as the Borrower may reasonably request to evidence the release of any Lien or Guarantor in accordance with this Section 10.17.
10.18.    Electronic Execution of Assignments and Certain Other Documents. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither the Administrative Agent, the L/C Issuer nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent, the L/C Issuer or such Lender pursuant to procedures approved by it and provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.
10.19.    USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.20.    Keepwell. To the extent that it is a Qualified ECP Guarantor at the time the guaranty or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, the Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 10.20 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of the Borrower under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. The Borrower intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
10.21.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender, L/C Issuer or Swing Line Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender, L/C Issuer or Swing Line Lender that is an EEA Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
10.22.    ERISA. Each Lender as of the Closing Date represents and warrants as of the Closing Date to the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, for the benefit of the Borrower or any other Loan Party, that such Lender is not and will not be (a) a Plan, (b) a plan or account subject to Section 4975 of the Code; (c) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (d) a “governmental plan” within the meaning of ERISA.

10.23.    Exiting Lender. Certain lenders under the Existing Credit Agreement (collectively, the “Exiting Lenders” and each individually, the “Exiting Lender”) will not continue as Lenders under this Agreement. . Each of the parties hereto hereby agrees and confirms that after giving effect to this Section 10.23, each Exiting Lender’s Commitment shall be $0, its commitments to lend and all obligations under the Existing Credit Agreement shall be terminated, and each Exiting Lender shall cease to be a Lender for all purposes under the Loan Documents (other than in respect of any terms and conditions of the Existing Credit Agreement (including, without limitation, Section 10.04 thereof), which by their terms survive any cancellation of commitments, repayment in full of any obligations or the termination of any existing Loan Document.
10.24.    Amendment and Restatement.
(a)On the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect, except that the Borrower, the Administrative Agent and the Lenders agree that (i) Letters of Credit issued and outstanding under the Existing Credit Agreement shall remain outstanding as Letters of Credit hereunder and shall be subject to and governed by the terms and conditions of this Agreement and the other Loan Documents and (ii) except as expressly stated herein or amended and/or restated, the other Loan Documents are ratified and confirmed as remaining unmodified and in full force and effect with respect to all Obligations. This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement. The Lenders that are lenders under the Existing Credit Agreement hereby waive any requirements for notice of prepayment of Loans (as defined in the Existing Credit Agreement) under the Existing Credit Agreement with respect to the payments, if any, made thereunder on the Closing Date.
(b)On and after the Closing Date, (i) all references to the Existing Credit Agreement (or to any amendment or any amendment and restatement thereof) in the Loan Documents (other than this Agreement) shall be deemed to refer to the Existing Credit Agreement, as amended and restated hereby (as it may be further amended, modified or restated), (ii) all references to any section (or subsection) of the Existing Credit Agreement or in any Loan Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Closing Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Credit Agreement, as amended and restated hereby (as it may be further amended, modified or restated).
(c)This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless specifically amended hereby or by any other Loan Document.

10.25.    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HELIX ENERGY SOLUTIONS GROUP
INC.

By:	/s/ Erik Staffeldt
Name:	Erik Staffeldt
Title:	Senior Vice President and Chief
Financial Officer

Signature Page to Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Don B. Pinzon
Name:	Don B. Pinzon
Title:	Vice President

Signature Page to Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Tyler Ellis
Name:	Tyler Ellis
Title:	Director

Signature Page to Amended and Restated Credit Agreement

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Robert Corder
Name:	Robert Corder
Title:	Director

Signature Page to Amended and Restated Credit Agreement

ING CAPITAL LLC, as a Lender

By:	/s/ Tanja van der Woude
Name:	Tanja van der Woude
Title:	Director

By:	/s/ Cheryl LaBelle
Name:	Cheryl LaBelle
Title:	Managing Director

Signature Page to Amended and Restated Credit Agreement

REGIONS BANK, as a Lender

By:	/s/ Cody Chance
Name:	Cody Chance
Title:	Vice President

Signature Page to Amended and Restated Credit Agreement

ZB, N.A. DBA AMEGY BANK, as a Lender

By:	/s/ Rachel Pletcher
Name:	Rachel Pletcher
Title:	Vice President

Signature Page to Amended and Restated Credit Agreement

HSBC BANK USA, N.A., as a Lender

By:	/s/ Jay Fort
Name:	Jay Fort
Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

CREDIT SUISSE AG,CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ John Toronto
Name:	John Toronto
Title:	Authorized Signatory

By:	/s/ Warren Van Heyst
Name:	Warren Van Heyst
Title:	Authorized Signatory

Signature Page to Amended and Restated Credit Agreement

COMPASS BANK, as a Lender

By:	/s/ Collis Sanders
Name:	Collis Sanders
Title:	Executive Vice President

Signature Page to Amended and Restated Credit Agreement

FROST BANK, as a Lender

By:	/s/ Wes Northington
Name:	Wes Northington
Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

RAYMOND JAMES BANK, N.A., as a Lender

By:	/s/ H. Fred Coble, Jr.
Name:	H. Fred Coble, Jr.
Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

EXHIBIT A

FORM OF LOAN NOTICE
Date: ___________, _____
To:    Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Credit Agreement, dated as of June 30, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
The undersigned hereby requests (select one):
___ A Borrowing of Revolving Credit Loans
___ A conversion of Revolving Credit Loans
___ A continuation of Revolving Credit Loans
___ A Borrowing of Term Loans
___ A conversion of Term Loans
___ A continuation of Term Loans

(i)	On _____________________________ (a Business Day).

(ii)	In the amount of $_________________.

(iii)	Comprised of ____________________.
[Type of Loan requested]

(iv)	For Eurodollar Rate Loans: with an Interest Period of ____ months.
The Revolving Credit Borrowing, if any, requested herein complies with the proviso to the first sentence of Section 2.01(a) of the Agreement

Exhibit A to Credit Agreement

The Borrower hereby represents and warrants that the conditions specified in [Sections 4.01 and 4.02]1[Section 4.02]2 shall be satisfied on and as of the date of the [Revolving Credit Borrowing][Term Loan Borrowing].
Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterparty of this notice.

HELIX ENERGY SOLUTIONS GROUP, INC.

By:
Name:
Title:

[1] Include in Loan Notice for initial draw.
[2] Include in Loan Notice for subsequent draws.

Exhibit A to Credit Agreement

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE
Date: ___________, _____

To:    Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Credit Agreement, dated as of June 30, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
The undersigned hereby requests a Swing Line Loan:

1.	On ____ (a Business Day).

2.	In the amount of $____.
The Swing Line Borrowing requested herein complies with the requirements of the proviso to the first sentence of Section 2.04(a) of the Agreement.
The Borrower hereby represents and warrants that the conditions specified in [Sections 4.01 and 4.02]3 [Section 4.02]4 shall be satisfied on and as of the date of the Swing Line Borrowing.
Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

HELIX ENERGY SOLUTIONS GROUP, INC.

By:

[3] Include in Loan Notice for initial draw.
[4] Include in Loan Notice for subsequent draws.

Exhibit B to Credit Agreement

Name:
Title:

Exhibit B to Credit Agreement

EXHIBIT C-1

FORM OF REVOLVING CREDIT NOTE
THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH AGREEMENT.
Date: __________________

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement, dated as of June 30, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Exhibit C-1 to Credit Agreement

[THIS NOTE IS GIVEN IN RENEWAL, REPLACEMENT, AND MODIFICATION, BUT NOT IN DISCHARGE OR NOVATION, OF THAT CERTAIN NOTE DATED AS OF [__] MADE BY THE BORROWER PAYABLE TO THE LENDER (THE “PRIOR NOTE”) THAT WAS DELIVERED TO THE LENDER BY THE BORROWER IN CONNECTION WITH THAT CERTAIN CREDIT AGREEMENT, DATED AS OF JUNE 19, 2013, BY AND AMONG THE BORROWER, THE LENDERS PARTY THERETO FROM TIME TO TIME AND BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT.]5

[Signature page follows.]

5 NTD: To include as applicable.

Exhibit C-1 to Credit Agreement

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

HELIX ENERGY SOLUTIONS GROUP, INC.

By:
Name:
Title:

Exhibit C-1 to Credit Agreement

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit C-1 to Credit Agreement

EXHIBIT C-2

FORM OF TERM NOTE
THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH AGREEMENT.

Date: __________________
Term Loan Principal Amount

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term Loan made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement, dated as of June 30, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
The Borrower promises to pay interest on the unpaid principal amount of the Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Term Loan and payments with respect thereto.

Exhibit C-2 to Credit Agreement

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Exhibit C-2 to Credit Agreement

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

HELIX ENERGY SOLUTIONS GROUP, INC.

By:
Name:
Title:

Exhibit C-2 to Credit Agreement

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit C-2 to Credit Agreement

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date: __________________,
To:    Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Credit Agreement, dated as of June 30, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the _______________________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
[Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a)(i) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.]
[Attached hereto as Schedule 1 are the year-end Borrower-prepared financial statements of the Borrower and its Restricted Subsidiaries required by Section 6.01(a)(ii) of the Agreement for the fiscal year of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Restricted Subsidiaries in accordance with GAAP, subject only to the absence of certain footnotes included in the audited financial statements to the extent not applicable to the Restricted Subsidiaries. A reasonably detailed explanation of the relevant footnotes is included in such schedule.]
[Use following paragraph 1 for fiscal quarter-end financial statements]
[Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]

[The undersigned is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements with a view to determine whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents,] and
[select one:]
[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
--or--
[to the best knowledge of the undersigned during such fiscal period, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
[Except as described below, the]6[The] representations and warranties of the Borrower contained in Article V of the Agreement, and any representations and warranties of the Borrower that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.
The financial covenant analyses and information set forth on Schedules 2 and 3 attached hereto are true and accurate on and as of the date of this Certificate.
The reconciliation set forth on Schedule 4 attached hereto accurately and correctly reconciles each of the components reflected in the financial covenant calculations set forth in Schedules 2 and 3 hereto to the corresponding consolidated amounts set forth in the financial statements delivered pursuant to this Compliance Certificate.

Check for distribution to PUBLIC and Private side Lenders[7]

[6] Include if a representation or warranty is not true and correct in all material respects.
7 If this is not checked, this certificate will only be posted to Private side Lenders.

Exhibit D to Credit Agreement

This Compliance Certificate is being delivered by the undersigned officer only in his capacity as an officer of the Borrower and not individually, and the undersigned shall have no personal liability to any Indemnitee with respect hereto.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ________________, _________.

HELIX ENERGY SOLUTIONS GROUP, INC.

By:
Name:
Title:

Exhibit D to Credit Agreement

For the Quarter/Year ended ___________________(“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I.	Section 7.11 [(a)][(b)][(c)](i)[8] - Consolidated Interest Coverage Ratio.

	A.	Consolidated EBITDA for the most recently completed four fiscal quarters ending on above date (“Measurement Period”) as set forth on Schedule 3 hereto:	$______________

	B.	Consolidated Interest Charges for Measurement Period:	$______________

	C.	Consolidated Interest Coverage Ratio (Line I.A) ÷ (Line I.B):	_________to 1.00

		Minimum required:	2.50 to 1.00

II.	[Section 7.11(a)(ii)[9] - Consolidated Total Leverage Ratio.

	A.	Consolidated Funded Indebtedness at Statement Date:	$______________

	B.	Consolidated EBITDA for Measurement Period (Line I.A above):	$______________

	C.	+/- adjustments to EBITDA for Acquisitions/Dispositions and any Indebtedness incurred or repaid in connection therewith:	$______________

	D.	Consolidated Total Leverage Ratio (Line II.A) ÷ (Line II.B +/- Line II.C):	_________to 1.00

Maximum permitted:

[8] Use for all Statement Dates.
[9] Use for any Statement Date prior to the RCF Period.

Exhibit D to Credit Agreement

Four Fiscal Quarters Ending	Maximum Consolidated Total Leverage Ratio
September 30, 2017	6.00 to 1.00
December 31, 2017	5.75 to 1.00
March 31, 2018	5.50 to 1.00
June 30, 2018	5.25 to 1.00
September 30, 2018	5.00 to 1.00
December 31, 2018 through and including March 31, 2019	4.50 to 1.00
June 30, 2019 through and including September 30, 2019	4.25 to 1.00
December 31, 2019	4.00 to 1.00
March 31, 2020 and each fiscal quarter thereafter	3.50 to 1.00
]

[Section 7.11(b)(ii)[10] - Consolidated Net Leverage Ratio.

A.	Consolidated Net Indebtedness at Statement Date:	$______________

B.	Consolidated EBITDA for Measurement Period (Line II.A above):	$______________

C.	+/- adjustments to EBITDA for Acquisitions/Dispositions and any Indebtedness incurred or repaid in connection therewith:	$______________

D.	Consolidated Net Leverage Ratio (Line II.A) ÷ (Line II.B +/- Line II.C):	_________to 1.00

Maximum permitted:

Four Fiscal Quarters Ending	Maximum Consolidated Net Leverage Ratio
September 30, 2017	6.00 to 1.00
December 31, 2017	5.75 to 1.00
March 31, 2018	5.50 to 1.00
June 30, 2018	5.25 to 1.00

[10] Use for any Statement Date during the RCF Period when there are no Loans, L/C Borrowings or amounts drawn under any Letter of Credit which have not been reimbursed on or prior to the Honor Date in accordance with Section 2.03(c)(i) of the Agreement outstanding.

Exhibit D to Credit Agreement

Four Fiscal Quarters Ending	Maximum Consolidated Net Leverage Ratio
December 31, 2018 through and including March 31, 2019	4.50 to 1.00
June 30, 2019 through and including September 30, 2019	4.25 to 1.00
December 31, 2019	4.00 to 1.00
March 31, 2020 and each fiscal quarter thereafter	3.50 to 1.00
]

[Section 7.11(c)(ii)[11] - Consolidated Secured Leverage Ratio.

A.	Consolidated Secured Indebtedness at Statement Date:	$______________

B.	Consolidated EBITDA for Measurement Period (Line II.A above):	$______________

C.	+/- adjustments to EBITDA for Acquisitions/Dispositions and any Indebtedness incurred or repaid in connection therewith:	$______________

D.	Consolidated Secured Leverage Ratio (Line II.A) ÷ (Line II.B +/- Line II.C):	_________to 1.00

Maximum permitted:

Four Fiscal Quarters Ending	Maximum Consolidated Secured Leverage Ratio
September 30, 2017 through and including June 30, 2018	3.00 to 1.00
September 30, 2018 and each fiscal quarter thereafter	2.50 to 1.00
]

III.	Section 7.11(d) - Minimum Cash Requirement[12].

[11] Use for any Statement Date during the RCF Period when any Loans, L/C Borrowings or amounts drawn under any Letter of Credit which have not been reimbursed on or prior to the Honor Date in accordance with Section 2.03(c)(i) of the Agreement outstanding.

[12] Include during any time that (i) any Closing Date Term Loans remain outstanding or (ii) any Convertible 3.25% Senior Notes remain outstanding.

Exhibit D to Credit Agreement

A.	Unrestricted cash and Cash Equivalents:[13]	$______________

Minimum required:

Consolidated Total Leverage Ratio	Minimum Cash
Greater than or equal to 4.00 to 1.00	$100,000,000
Greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00	$50,000,000
Less than 3.50 to 1.00	$0.00

IV.	Section 7.12 - Capital Expenditures.

	A.	Capital Expenditures made during fiscal year to date:	$______________

	B.	Maximum permitted Capital Expenditures for such fiscal year:	$[170,000,000][80,000,00][100,000,000][14]

	C.	Amount carried over from prior year[15]:	$______________

	D.	Excess (deficit) for covenant compliance ((Line IV.B + Line IV.C) - IV.A):	$______________

[13] Note: Not less than 50% of such unrestricted cash and Cash Equivalents shall be cash and Cash Equivalents of the Loan Parties held in deposit and/or securities accounts subject to control agreements in favor of the Administrative Agent; provided, further that any such cash or Cash Equivalents of any Restricted Subsidiary that is not a Loan Party shall be held in deposit and/or securities accounts with a Lender.

[14] Use $170,000,000 for fiscal year ending December 31, 2017, use $80,000,000 for fiscal year ending December 31, 2018 and use $100,000,000 for each fiscal year thereafter.
15 So long as no Default has occurred and is continuing or would immediately result from such expenditure, up to 50% of the amount not expended in the fiscal year for which it is permitted above may be carried over for expenditure in the next following fiscal year.

Exhibit D to Credit Agreement

For the Quarter/Year ended ___________________(“Statement Date”)
SCHEDULE 3
to the Compliance Certificate
($ in 000’s)
Consolidated EBITDA
(in accordance with the definition of Consolidated EBITDA
as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended _________	Quarter Ended _________	Quarter Ended _________	Quarter Ended _________	Twelve Months Ended _________
Consolidated Net Income
+ Consolidated Interest Charges
+ income Taxes
+ depreciation expense
+ amortization expense
+ extraordinary or non- recurring charges or losses not representing cash items
+ cash distributions from Unrestricted Subsidiaries to the Borrower or a Restricted Subsidiary[16]

[16] Cash distributions from the Q5000 Sub shall not be included for any period during which Consolidated EBITDA of the Q5000 Sub was included in the calculation of the applicable financial covenants pursuant to Section 1.08 of the Agreement.

Exhibit D to Credit Agreement

Consolidated EBITDA	Quarter Ended _________	Quarter Ended _________	Quarter Ended _________	Quarter Ended _________	Twelve Months Ended _________
- extraordinary or non- recurring non-cash items increasing Consolidated Net Income
= Consolidated EBITDA

Exhibit D to Credit Agreement

For the Quarter/Year ended ___________________(“Statement Date”)
SCHEDULE 4
to the Compliance Certificate
($ in 000’s)
Reconciliation

Exhibit D to Credit Agreement

EXHIBIT E

ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an]) “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

Exhibit E to Credit Agreement

2.Assignee[s]:     [for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]1]
3.Borrower: Helix Energy Solutions Group, Inc.
4.Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement
5.Credit Agreement: Amended and Restated Credit Agreement, dated as of June 30, 2017, among Helix Energy Solutions Group, Inc., the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer, and Swing Line Lender, as from time to time amended, restated, extended, supplemented or otherwise modified
6.Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment / Loans Assigned*	Percentage Assigned of Commitment / Loans[3]	CUSIP Number
		_____________	$________________	$________________	______________%
		_____________	$________________	$________________	______________%
		_____________	$________________	$________________	______________%

7.	[Trade Date:__________________][4]
Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[1] Select as applicable.
[2] Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Commitment”, etc.).

[3] Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
4 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit E to Credit Agreement

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By:_______________________________
Title:______________________________

ASSIGNEE
[NAME OF ASSIGNEE]

By:_______________________________
Title:______________________________

[Consented to and]5 Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:_______________________________
Title:______________________________

[Consented to:]6

HELIX ENERGY SOLUTIONS GROUP, INC.

By:_______________________________
Title:______________________________

5 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
6 To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

Exhibit E to Credit Agreement

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.
1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v), and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi)  it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii)  attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee, and (viii)to the Administrative Agent, [the][each] Assignor and the respective Affiliates of each, and not, for the avoidance of doubt, for the benefit of the Borrower or any other Loan Party, that [the][such] Assignee is not and will not be (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986 (the “Code”); (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning

Exhibit E to Credit Agreement

of ERISA; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3.General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit E to Credit Agreement

EXHIBIT F-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Credit Agreement dated June 30, 2017 (as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Helix Energy Solutions Group, Inc., a Minnesota corporation, as the Borrower, each Lender from time to time party thereto, and Bank of America, N.A., in its capacity as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.
Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non- U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]
By: _______________________________
Name:
Title:
Date: ________ __, 20[ ]

Exhibit F-1 to Credit Agreement

EXHIBIT F-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Credit Agreement dated as of June 30, 2017 (as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Helix Energy Solutions Group, Inc., a Minnesota corporation, as the Borrower, each Lender from time to time party thereto, and Bank of America, N.A., in its capacity as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.
Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]
By: _______________________________
Name:
Title:
Date: ________ __, 20[ ]

Exhibit F-2 to Credit Agreement

EXHIBIT F-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Credit Agreement dated as of June 30, 2017 (as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Helix Energy Solutions Group, Inc., a Minnesota corporation, as the Borrower, each Lender from time to time party thereto, and Bank of America, N.A., in its capacity as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.
Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]
By: _______________________________
Name:
Title:
Date: ________ __, 20[ ]

Exhibit F-3 to Credit Agreement

EXHIBIT F-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Credit Agreement dated as of June 30, 2017 (as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Helix Energy Solutions Group, Inc., a Minnesota corporation, as the Borrower, each Lender from time to time party thereto, and Bank of America, N.A., in its capacity as Administrative Agent, Swing Line Lender, and L/C Issuer. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.
Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]
By: _______________________________
Name:
Title:
Date: ________ __, 20[ ]

Exhibit F-4 to Credit Agreement

SCHEDULE 1.01

EXISTING LETTERS OF CREDIT
Letter of Credit No. 3126191, dated October 11, 2012 in the face amount of $300,000, issued by Bank of America, N.A. in favor of Liberty Mutual Insurance.
Letter of Credit No. 3129117, dated October 2, 2013, in the face amount of €645,089, issued by Bank of America, N.A. in favor of ABB AB.
Letter of Credit No. 3138094, dated January 23, 2017, in the face amount of $46,335, issued by Bank of America N.A. in favor of Oil and Natural Gas Corp.
Letter of Credit No. 3138292, dated June 2, 2017, in the face amount of $546,000, issued by Bank of America, N.A. in favor of Oil and Natural Gas Corp.
Letter of Credit No. 3138291, dated June 5, 2017, in the face amount of £601,241, issued by Bank of America, N.A. in favor of ABB HV Cables.
Letter of Credit No. S281789, dated November 15, 2012 in the face amount of $1,500,000, issued by Wells Fargo Bank, N.A. in favor of Esso Exploration and Production.
Letter of Credit No. 3138327, dated June 27, 2017, in the face amount of $100,000, issued by Bank of America, N.A. in favor of Reliance Industries.

Schedule 1.01 to Credit Agreement

SCHEDULE 2.01
COMMITMENTS AND APPLICABLE PERCENTAGES

	Revolver Commitment Amount	Revolver Pro Rata Share	Term Loan A Commitment Amount [1]	Term Pro Rata Share	Combined Revolver and Term Loan A Commitment Amounts	Combined Pro Rata Share
Bank of America, N.A.	$28,950,000.00	19.300000000%	$19,300,000.00	19.300000000%	$48,250,000.00	19.300000000%
Wells Fargo Bank, N.A.	$24,000,000.00	16.000000000%	$16,000,000.00	16.000000000%	$40,000,000.00	16.000000000%
ING Capital LLC	$21,000,000.00	14.000000000%	$14,000,000.00	14.000000000%	$35,000,000.00	14.000000000%
Regions Bank	$19,800,000.00	13.200000000%	$13,200,000.00	13.200000000%	$33,000,000.00	13.200000000%
ZB, N.A. dba Amegy Bank	$13,800,000.00	9.200000000%	$9,200,000.00	9.200000000%	$23,000,000.00	9.200000000%
HSBC Bank USA, N.A.	$10,800,000.00	7.200000000%	$7,200,000.00	7.200000000%	$18,000,000.00	7.200000000%
Credit Suisse AG, Cayman Islands Branch	$10,800,000.00	7.200000000%	$7,200,000.00	7.200000000%	$18,000,000.00	7.200000000%
Compass Bank	$9,150,000.00	6.100000000%	$6,100,000.00	6.100000000%	$15,250,000.00	6.100000000%
Frost National Bank	$8,400,000.00	5.600000000%	$5,600,000.00	5.600000000%	$14,000,000.00	5.600000000%
Raymond James Bank, N.A.	$3,300,000.00	2.200000000%	$2,200,000.00	2.200000000%	$5,500,000.00	2.200000000%
	$150,000,000.00	100.000000000%	$100,000,000.00	100.000000000%	$250,000,000.00	100.000000000%

[1] Term Loan A Amount as of Closing Date.

Schedule 2.01 to Credit Agreement

SCHEDULE 5.13
SUBSIDIARIES AND OTHER EQUITY INVESTMENTS; LOAN PARTIES
All entities below are incorporated or organized in Delaware unless otherwise indicated.
(a):

Owner	Subsidiary or Other Equity	% Owned
Helix Energy Solutions Group, Inc. (MN)
	Helix Subsea Construction Inc.	100%
	Cal Dive I - Title XI, Inc. (TX)	100%
	Canyon Offshore, Inc. (TX)	100%
	Energy Resource Technology (U.K.) Limited (UK)	100%
	Helix Well Ops Inc. (TX)	100%
	Helix Ingleside LLC	100%
	Helix Offshore International, Inc. (TX)	100%
	Offshore Well Services, S. de R.L. de C.V. (Mexico)	50%
	Helix do Brasil Servicos de Petroleo Ltda (Brazil)	50%
	Helix Energy Services Pte. Limited (Singapore)	75%
	Kommandor LLC	100%
	Helix Property Corp. (Texas)	100%
	Helix Group Holdings S.a.r.l. (Luxembourg)	100%

Canyon Offshore, Inc. (TX)	Canyon Offshore Limited (UK)	100%
	Canyon Offshore International Corp. (TX)	100%

Energy Resource Technology (U.K.) Limited (UK)	ERT Camelot Limited (UK)	100%

Helix Offshore Ltd. (Cayman)	Helix Energy Services Pte. Limited (Singapore)	25%

Helix Energy Solutions (U.K.) Limited (UK)	Helix Well Ops (U.K.) Limited (UK)	100%

Helix Well Ops (U.K.) Limited (UK)	Helix HR Services Limited (UK)	100%

Schedule 5.13 to Credit Agreement

Owner	Subsidiary or Other Equity	% Owned
	Helix Offshore Crewing Services PTE. Ltd. (Singapore)	100%
	Helix Well Ops Offshore Services Ltd. (UK)	100%

Helix Offshore International Holdings S.a.r.l. (Luxembourg)	Helix Offshore International S.a.r.l (Luxembourg)	100%
	Helix Offshore Services A.S. (Norway)	100%

Helix Offshore International, Inc. (TX)	Helix do Brasil de Petroleo Ltda (Brazil)	50%
	Offshore Well Services, S. de R.L. de C.V. (Mexico)	50%

Helix Group Holdings S.a.r.l. (Luxembourg)	Helix Offshore Services S.a.r.l. (Luxembourg)	100%
	Helix Vessel Finance S.a.r.l. (Luxembourg)	100%

Helix Offshore Services S.a.r.l. (Luxembourg)	Helix Offshore International Holdings S.a.r.l. (Luxembourg)	100%
	Helix Offshore Ltd. (Cayman)	100%
	Helix Energy Solutions (U.K.) Limited (UK)	100%
	Helix Q7000 Vessel Holdings S.a.r.l. (Luxembourg)	100%
	Helix Well Ops S.a.r.l. (Luxembourg)	100%

Helix Vessel Finance S.a.r.l. (Luxembourg)	Helix Q5000 Holdings S.a.r.l. (Luxembourg)	100%

(b):

Owner	Subsidiary or Other Equity	% Owned
Helix Energy Solutions Group, Inc. (MN)	Independence Hub LLC	20%
Helix Energy Solutions (U.K.) Limited (Scotland)	Helix RDS Sdn Bhd (Malaysia)	30%

Schedule 5.13 to Credit Agreement

(c):

Restricted Subsidiaries

Helix Subsea Construction Inc.
Cal Dive I - Title XI, Inc. (TX)
Canyon Offshore, Inc. (TX)
Energy Resource Technology (U.K.) Limited (UK)
Helix Well Ops Inc. (TX)
Helix Ingleside LLC
Helix Offshore International, Inc. (TX)
Offshore Well Services, S. de R.L. de C.V. (Mexico)
Helix do Brasil Servicos de Petroleo Ltda (Brazil)
Kommandor LLC (Delaware)
Helix Property Corp. (Texas)
Helix Group Holdings S.a.r.l. (Luxembourg)
Canyon Offshore Limited (UK)
Canyon Offshore International Corp. (TX)
ERT Camelot Limited (UK)
Helix Energy Services Pte. Limited (Singapore)
Helix Well Ops (U.K.) Limited (UK)
Helix HR Services Limited (UK)
Helix Offshore Crewing Services PTE. Ltd. (Singapore)
Helix Well Ops Offshore Services Ltd. (UK)
Helix Offshore Services A.S. (Norway)
Helix Offshore Services S.a.r.l. (Luxembourg)
Helix Offshore International Holdings S.a.r.l. (Luxembourg)
Helix Offshore Ltd. (Cayman)
Helix Energy Solutions (U.K.) Limited (UK)

Schedule 5.13 to Credit Agreement

SCHEDULE 6.13
GUARANTORS
Canyon Offshore, Inc., a Texas corporation
Canyon Offshore International Corp., a Texas corporation
Helix Ingleside LLC, a Delaware limited liability company
Helix Offshore International, Inc., a Texas corporation
Helix Property Corp., a Texas corporation
Helix Subsea Construction, Inc., a Delaware corporation
Helix Well Ops Inc., a Texas corporation
Kommandor LLC, a Delaware limited liability company
Canyon Offshore Limited, a Scottish company

Schedule 6.13 to Credit Agreement

SCHEDULE 7.01
EXISTING LIENS

1.
Liens in favor of the United States Department of Transportation on the U.S. flag vessel Q4000, related equipment and insurances and other assets of Cal Dive I - Title XI, Inc., a Texas corporation, in connection with the Title XI financing of the Q4000.

Schedule 7.01 to Credit Agreement

SCHEDULE 7.02
EXISTING INVESTMENTS
See Schedule 5.13

Schedule 7.02 to Credit Agreement

SCHEDULE 7.03
EXISTING INDEBTEDNESS

1.
The 3.25% Convertible Senior Notes due 2032 of Borrower, in the principal amount of US$60,115,000, issued pursuant to the Indenture dated March 12, 2012 between the Borrower and Bank of New York Mellon Trust Company N.A., as Trustee.

2.
The 4.25% Convertible Senior Notes due 2022 of Borrower, in the principal amount of US$125,000,000, issued pursuant to the Indenture dated November 1, 2016 between the Borrower and Bank of New York Mellon Trust Company N.A., as Trustee.

3.
Indebtedness of Cal Dive I - Title XI, Inc. in favor of the Secretary of Transportation of the United States, in the principal amount of approximately US$80,149,489.00, incurred in connection with the construction of the Q4000 (the "Title XI Debt").

4.	Guaranty by Borrower of 50% of the Title XI Debt in favor of the Secretary of Transportation of the United States.

Schedule 7.03 to Credit Agreement

ANNEX I TO
SCHEDULE 7.03

SUBORDINATION TERMS
The payment of any amounts owing under this [describe promissory note or other instrument creating intercompany debt] ("Note") to [describe payee] ("Payee") shall be subordinated to (i) all indebtedness under the Credit Agreement dated as of June __, 2017, among Helix Energy Solutions Group, Inc., (the "Borrower"), the lenders party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender, and L/C Issuer (the terms defined in such Credit Agreement being used herein as therein defined), and (ii) all obligations under the Guaranty dated as of June __, 2017, made by the subsidiaries of the Borrower from time to time party thereto (the "Guarantors") in favor of the Administrative Agent, as each such agreement may be amended, renewed, extended, increased, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (the "Senior Indebtedness"), as follows:
In the event of any insolvency or bankruptcy proceedings, or any receivership liquidation, reorganization or other similar proceedings in connection therewith, relative to Borrower, any Guarantor, or to their respective property, or in the event of any proceedings for voluntary liquidation, dissolution or other winding up of Borrower or any Guarantor, whether or not involving insolvency or bankruptcy, then the holders of the Senior Indebtedness shall be entitled to receive payment in full of all Senior Indebtedness before Payee shall receive any payment on account of principal or interest due under this Note;
Following the occurrence of an Event of Default, and unless and until such Event of Default has been cured to the satisfaction of, or waived by, the requisite holders of the Senior Indebtedness, Payee shall not exercise or attempt to exercise any right of offset or counterclaim in respect of any of Payee's obligations to Borrower or any Guarantor if the effect thereof shall be to reduce the amount of any payment to which the holders of Senior Indebtedness would be entitled in the absence of such offset or counterclaim; and if and to the extent that, notwithstanding the foregoing, Payee is required by any mandatory provisions of law to exercise any such right of offset or counterclaim, each reduction of the amount owing on the account of the principal of or premium (if any) or interest on this Note by reason of such offset or counterclaim shall be deemed to be a payment by Borrower or such Guarantor in a like amount in respect of this Note to which clause (d) below shall apply;
Following the occurrence of an Event of Default, and unless and until such Event of Default has been cured to the satisfaction of, or waived by, the requisite holders of the Senior Indebtedness, (i) payment of the principal of or interest upon this Note shall not be made hereunder until payment in full of all Senior Indebtedness and (ii) the holders of the Senior Indebtedness shall be entitled to receive payment in full of all Senior Indebtedness prior to the entitlement of Payee to receive any payment of the principal of or interest upon this Note (except for payments which have been made prior to the occurrence of such Event of Default);
If, notwithstanding the provisions of the foregoing subparagraphs (a) through (c), any payment on this Note shall be received by Payee (i) after an Event of Default has occurred and

Schedule 7.03 to Credit Agreement

prior to such Event of Default being cured to the satisfaction of, or waived by, the requisite holders of the Senior Indebtedness, and (ii) before the holders of the Senior Indebtedness shall have received payment in full on all Senior Indebtedness, such payment or distribution shall be (and shall be deemed to be) held in trust for the benefit of, and shall be paid over or delivered or transferred to, the holders of the Senior Indebtedness for application to the payment of all Senior Indebtedness held by such holder to the extent necessary to satisfy such Senior Indebtedness; and
No present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce subordination of Payee by any act or failure to act on the part of Borrower or any Guarantor whether or not such act or failure shall give rise to any right of rescission or other claim or cause of action on the part of Payee. The provisions of the foregoing paragraphs with respect to subordination are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand, and Payee on the other hand, and none of such provisions shall impair, as between Borrower or any Guarantor and Payee, as applicable, the obligation of Borrower or such Guarantor, which is unconditional and absolute, to pay to Payee the principal and interest under this Note in accordance with its terms, nor shall anything in such provisions prevent Payee from exercising all remedies otherwise permitted by applicable law or hereunder upon default hereunder, subject to the rights of holders of Senior Indebtedness under such provisions.
The holders of Senior Indebtedness are entitled to the benefits of the foregoing subordination provisions and are third-party beneficiaries hereof. The foregoing provisions of this Note regarding the subordination of this Note to the Senior Indebtedness may not be amended or otherwise modified.

Schedule 7.03 to Credit Agreement

SCHEDULE 7.08
TRANSACTIONS WITH AFFILIATES

None.

Schedule 7.08 to Credit Agreement

SCHEDULE 10.02
ADMINISTRATIVE AGENT’S OFFICE, CERTAIN ADDRESSES FOR NOTICES
HELIX ENERGY SOLUTIONS GROUP, INC.:
3505 W. Sam Houston Pkwy. N., Suite 400
Houston, Texas 77043
Attention: Erik Staffeldt
Telephone: (281) 848-6747
Telecopier: (281) 618-0505
Electronic Mail: estaffeldt@helixesg.com
Website Address: www.helixesg.com
U.S. Taxpayer Identification Number: 95-3409686

ADMINISTRATIVE AGENT:
Administrative Agent's Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
901 Main St. 14th Fl
Mail Code: TX1-492-14-12
Dallas, TX 75202-3714
Attention: Charlotte A. Conn
Telephone: 972.338.3803
Telecopier: 214.290.9653
Electronic Mail: charlotte.a.conn@baml.com

Payment Instructions:
Bank of America, N.A.
ABA# 026009593
New York, New York
Account No.: 1366072250600
Attn: Wire Clearing Acct for Syn Loans - LIQ
Ref: Helix Energy Solutions

Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
222 Broadway, 14th Floor
Mail Code: NY3-222-14-03
New York, New York 10038
Attention: Don B. Pinzon
Telephone: 646.556.3280
Telecopier: 212.901.7843
Electronic Mail: don.b.pinzon@baml.com

Schedule 10.02 to Credit Agreement

L/C ISSUER:
Standby LC
Bank of America, N.A.
Trade Operations
Mail Code: PA6-580-02-30
1 Fleet Way
Scranton, PA 18507
Phone: (570) 496-9619
Fax:      (800) 755-8740
Email:   tradeclientserviceteamus@baml.com

Michael A. Grizzanti
Phone: (570) 496-9621
Fax:      (800) 755-8743
Email:   michael.a.grizzanti@baml.com

Commercial LC
Bank of America, N.A.
Trade Operations
Mail Code: PA6-580-02-30
1 Fleet Way
Scranton, PA 18507
Phone: (570) 496-9619
Fax:      (800) 755-8740

Lily Guan
Phone: (570) 496-9611
Fax:      (800) 755-8740
Email:   lily.guan@baml.com

SWING LINE LENDER:
Bank of America, N.A.
901 Main St. 14th Fl
Mail Code: TX1-492-14-12
Dallas, TX 75202-3714
Attention: Charlotte A. Con
Telephone: 972.338.3803
Telecopier: 214.290.9653
Electronic Mail: charlotte.a.con@baml.com

Schedule 10.02 to Credit Agreement

Payment Instructions:
Bank of America, N.A.
ABA# 026009593
New York, New York
Account No.: 1366072250600
Attn: Wire Clearing Acct for Syn Loans - LIQ
Ref: Helix Energy Solutions

Schedule 10.02 to Credit Agreement